UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Willbros Group, Inc.

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WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WILLBROS GROUP, INC. TO BE HELD MAY 20, 2014

Time and Date:	8:30 a.m., local time, Tuesday, May 20, 2014

Place:	Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027

Items of Business:

•    Elect two Class III directors for three-year terms;

•    Act upon a proposal to amend the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan to, among other things, increase the number of shares of our common stock authorized for issuance under the Plan from 3,450,000 to 6,050,000;

•    Act upon a proposal to amend the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan to increase the number of shares of our common stock authorized for issuance under the Plan from 550,000 to 750,000;

•    Conduct an advisory vote on executive compensation;

•    Act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; and

•    Transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date:	You can vote if you were a stockholder of record at the close of business on March 31, 2014.

Voting Options:

•    If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided.

•    If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Date of this Notice:	April 15, 2014

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be Held on May 20, 2014:

Stockholders may view this proxy statement, our form of proxy and our 2013 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com.

WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2014

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 20, 2014, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 15, 2014, to stockholders of record on March 31, 2014.

Only holders of record of our common stock at the close of business on the record date, March 31, 2014, will be entitled to notice of, and to vote at, the Annual Meeting. As of March 31, 2014, there were issued and outstanding 50,067,134 shares of our common stock. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors.

For more information about this solicitation and voting, please see the Questions and Answers section below.

QUESTIONS AND ANSWERS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of Willbros Group, Inc. (the “Board of Directors” or the “Board”).

Q:	Where and when is the Annual Meeting?

A:	8:30 a.m., local time, May 20, 2014 at the Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027.

Q:	What am I voting on at the Annual Meeting?

A:      •     The election of two Class III directors for three-year terms.

•	A proposal to amend the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan to, among other things, increase the number of shares of our common stock authorized for issuance under the Plan from 3,450,000 to 6,050,000.

•	A proposal to amend the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan to increase the number of shares of our common stock authorized for issuance under the Plan from 550,000 to 750,000.

•	An advisory vote on executive compensation.

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in this proxy statement relating to each of the matters to be voted on. Our Board of Directors recommends that you vote:

•	“FOR” the election of all of the nominees for director named in this proxy statement;

•	“FOR” the approval of the amendment to the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan;

•	“FOR” the approval of the amendment to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan;

•	“FOR” the approval, on an advisory basis, of the compensation of our executive officers named in this proxy statement; and

•	“FOR” ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2014.

Q:	How do I vote?

A:	Stockholders of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•	VOTE BY INTERNET: You may use the Internet to vote by following the simple instructions on the enclosed proxy card. When voting by Internet, you will need to have your proxy card in hand, so that you can reference the required Control Number.

•	VOTE BY TELEPHONE: You may use any touch-tone telephone to vote by following the simple instructions on the enclosed proxy card. You will need to have your proxy card in hand when you call so that you can reference the required Control Number.

•	VOTE BY MAIL: You may vote by marking, signing and dating your proxy card and promptly returning it in the enclosed postage-paid envelope.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. If no specification is made, such shares will be voted:

•	“FOR” the election of both of the nominees for director named in Proposal 1; and

•	“FOR” Proposals 2, 3, 4 and 5.

Please carefully consider the information contained in this proxy statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by Internet or telephone, or by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form in the postage-paid envelope provided.

Beneficial owners desiring to vote at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare will count the votes and serve as the inspector of the election.

Q:	What constitutes a quorum?

A:	Stockholders representing at least a majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	What vote is needed for these proposals to be adopted?

A:	Proposal 1—Election of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the election of directors. This means that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. With respect to the election of directors, you may vote for or against each nominee. Abstentions do not count as votes for or against the nominee’s election.

Proposal 2— Approval of Amendment to the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan. The approval of the amendment to our 2010 Stock and Incentive Compensation Plan requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions, which are included in the calculation of the number of shares present or represented by proxy and entitled to vote at the Annual Meeting, will have the effect of a vote against the proposal.

Proposal 3— Approval of Amendment to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan. The approval of the amendment to our Amended and Restated 2006 Director Restricted Stock Plan requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal.

Proposal 4— Advisory Vote on Executive Officer Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal. The results of the advisory vote on executive officer compensation will not be binding on Willbros or the Board of Directors.

Proposal 5—Ratification of Independent Registered Public Accounting Firm. The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 will be ratified if a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting, vote in favor. Abstentions will have the effect of a vote against the proposal.

A broker non-vote will have no effect on the outcome of the election of directors or any of the other proposals.

Q:	How will my shares be voted if they are held in a broker’s name?

A:	If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain matters (such as the ratification of independent registered public accounting firm) when their customers do not provide voting instructions. However, on other “non-routine” matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. The election of directors, the proposals seeking to amend our 2010 Stock and Incentive Compensation Plan and the Amended and Restated 2006 Director Restricted Stock Plan and the proposal seeking approval, on an advisory basis, of the compensation paid to our named executive officers are considered “non-routine” matters. Accordingly, if you hold your shares through an account with a bank or broker, such organization may not vote your shares on these important proposals unless you have provided specific instructions as how to vote on these proposals. Please be sure to give specific voting instructions to your bank or broker so that your vote may be counted.

Q:	What should I do now?

A:	You should vote your shares by the Internet, by telephone or by returning your signed and dated proxy card in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are asking for your proxy for the Annual Meeting and will pay all the costs of asking for stockholder proxies. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. In addition, we have retained Georgeson, Inc. to aid in the solicitation of proxies who will be paid a fee of $11,500 plus out-of-pocket disbursements and expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:	Can I revoke my proxy?

A:	Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by giving written notice to the Secretary of Willbros at any time before it is voted. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the Annual Meeting and vote in person.

Q:	Who should I call with questions?

A:	If you have questions about the Annual Meeting, you should call Lori Pinder, Corporate Secretary, at (713) 403-8000.

Q:	When are the stockholder proposals for the Annual Meeting held in 2015 due?

A:	In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at Five Post Oak, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, on or before December 16, 2014. Such proposals also must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with our Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, or who intends to nominate a candidate for election as a director, must provide written notice of the matter to our Corporate Secretary at Five Post Oak, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 20, 2015, and no later than February 19, 2015.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors shall consist of not less than three or more than 12 directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at nine, but has been reduced to eight effective as of the date of the Annual Meeting. The Board of Directors is divided into three nearly equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class III directors (Messrs. Berry, Jenkins and Lonergan) will expire at the Annual Meeting. The terms of the current Class I directors (Messrs. Harl, DiPaolo and Lebens) and Class II directors (Messrs. McNabb, Sluder and Williams) will expire at the annual meetings of stockholders to be held in 2015 and 2016, respectively.

In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated each of Edward J. DiPaolo and Daniel E. Lonergan for election as a Class III director for a term expiring at the annual meeting of stockholders in 2017 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation. Mr. Lonergan, who currently serves as a Class III director and whose term expires at the Annual Meeting, is standing for re-election as a Class III director. William B. Berry and Charles W. Jenkins, III, who currently serve as Class III directors and whose terms expire at the Annual Meeting, are retiring from the Board of Directors as of the date of the Annual Meeting. We are appreciative of Messrs. Berry’s and Jenkins’ service to the Company and the valuable counsel and business advice they have provided as members of the Board of Directors. Mr. DiPaolo is standing for election to the Board position being vacated by Mr. Berry. Upon Mr. DiPaolo’s election as a Class III director, he will resign as a Class I director and that position in Class I will be vacant. The Board intends to fill that vacancy for the remaining term expiring in May 2015 at a later date. The Board position being vacated by Mr. Jenkins is being eliminated as a result of the size of the Board being reduced to eight.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. DiPaolo and Lonergan. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

In connection with our acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement dated March 11, 2010 (as amended, the “Stockholder Agreement”) with InfrastruX Holdings, LLC (“InfrastruX”). Pursuant to the Stockholder Agreement, Michael C. Lebens and Daniel E. Lonergan serve on the Board of Directors as designees of InfrastruX. For a more complete discussion of the Stockholder Agreement, see “Certain Relationships and Related Transactions – Stockholder Agreement” below.

Our Bylaws require that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. Both of our director nominees are currently serving on the Board of Directors. If a director nominee who is currently serving as a director in Class III is not re-elected, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, the Board of Directors expects a director nominee currently serving in Class III who is up for re-election to tender his or her resignation if he or she fails to receive the required number of votes for re-election. In addition, the Nominating/Corporate Governance Committee will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure of an incumbent director to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) Board of Directors’ acceptance of such resignation. Our Nominating/Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation of an incumbent director currently serving in Class III that failed to receive the required vote for re-election, or whether to take other action. The Board of Directors would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.

Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include domestic and international business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as engineering, accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.

The Board of Directors recommends a vote “FOR” each of the following nominees for directors.

Nominees for Directors (Class III Directors with Terms Expiring May 2017)

Edward J. DiPaolo, age 61, was elected to the Board of Directors in May 2009. Mr. DiPaolo has served as a Senior Advisor for Duff & Phelps Corporation, a global independent provider of financial advisory and investment banking services, since 2011. He was an Energy Partner at Growth Capital Partners, L.P., an investment and merchant banking firm, from 2003 to June 2011. Prior to that, Mr. DiPaolo worked for over 27 years at Halliburton Company, where he held several managerial and technical positions. He retired as a Group Senior Vice President of Global Business Development in 2003. Previous roles at Halliburton included North American Regional Vice President and Far East Regional Vice President. In these roles, Mr. DiPaolo was responsible for overall operations of Halliburton Energy Services’ North American and Far East operations. He currently serves on the board of directors of the following SEC reporting companies: Evolution Petroleum Corporation and Eurasia Drilling Company Limited, as well as several private company boards. He has also served on the boards of Superior Well Services, Inc., Boots & Coots, Inc. (where he also served as interim Chairman of the Board), Innicor Subsurface Technologies Inc. and Edgen Murray Corporation, all of which were sold within the past 10 years. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering in 1976 and an honorary doctorate of science in 2013 from West Virginia University. He also serves on the Advisory Board for the West Virginia University College of Engineering and is a member of the Society of Petroleum Engineers.

Mr. DiPaolo’s engineering background, along with his extensive business development experience, knowledge of our customer base, and service on numerous public and private company boards, enable him to provide a significant contribution to matters related to our operations and board governance. His executive leadership and industry experience provide in-depth business, financial and strategic knowledge that strengthens our Board of Directors. He has the necessary experience with respect to corporate governance matters to serve as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors.

Daniel E. Lonergan, age 57, was elected to the Board of Directors in July 2010. Mr. Lonergan is the Chief Executive Officer and a founding member of Tenaska Capital Management and has more than 25 years of experience in the energy and power industries in strategic planning, mergers, acquisitions, business development, finance, financial reporting and administration. Tenaska Capital Management manages two power and energy-focused private equity funds which have approximately $4 billion in assets under management. Mr. Lonergan joined Tenaska in 1997 as Vice President of Tenaska’s finance division. Mr. Lonergan serves on the Investment Committee of Tenaska Capital Management and the Board of Stakeholders of Tenaska Energy, Inc., an independent energy company. Prior to joining Tenaska, Mr. Lonergan held a variety of executive positions in the energy sector, including Vice President of Finance for the non-regulated businesses of MidAmerican Energy Company, where he was responsible for all finance, accounting, planning and administrative functions; and a variety of other financial management positions with Iowa-Illinois Gas and Electric. Mr. Lonergan earned both his undergraduate and M.B.A. degrees from the University of Iowa.

Mr. Lonergan’s extensive knowledge of the energy and power industry provides a considerable contribution to our Board of Directors. His experience in mergers and acquisitions, finance and business development also enable him to make significant contributions with respect to strategic and operational planning. His experience in finance and accounting positions provides the necessary financial reporting and accounting expertise to serve as a member of the Audit Committee of the Board of Directors and to be considered one of our Audit Committee financial experts.

Directors Continuing in Office

Class I

(Term Expires May 2015)

Robert R. Harl, age 63, was elected to the Board of Directors and President and Chief Operating Officer of the Company in January 2006, and as Chief Executive Officer in January 2007. Mr. Harl has over 30 years’ experience working with Kellogg Brown & Root (“KBR”), a global engineering, construction and services company, and its subsidiaries in a variety of officer capacities, serving as President of several of the KBR business units. Mr. Harl’s experience includes executive management responsibilities for units serving both upstream and downstream oil and gas sectors as well as power, government and infrastructure sectors. He was President and Chief Executive Officer of KBR from March 2001 until July 2004, when he was appointed Chairman, a position he held until January 2005. Mr. Harl was engaged as a consultant to the Company from August 2005 until he became an executive officer and director of the Company in January 2006. In October 2010, Mr. Harl relinquished the role of Chief Operating Officer prior to another officer’s promotion to Chief Operating Officer.

As the current President and CEO of the Company, Mr. Harl provides a management representative on the Board of Directors with extensive knowledge of our day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Harl brings to the Board of Directors considerable management and leadership experience, and extensive knowledge of the international energy industry and our business, especially as it relates to engineering, procurement and construction.

Michael C. Lebens, age 62, was elected to the Board of Directors in May 2011. Mr. Lebens is a member of the Board of Stakeholders of Tenaska Energy, Inc., an independent energy company, and retired as President and Chief Executive Officer of Tenaska’s Engineering and Operations Group on August 1, 2012. During his tenure with Tenaska, Mr. Lebens had oversight responsibility for engineering, construction, operations and asset management for a portfolio of approximately 6,700 megawatts of power generating assets. He joined Tenaska in 1987 as project manager for a power plant being constructed in Texas. Between 1990 and 2012, Mr. Lebens directed project management and operations for all of Tenaska’s power generating projects. Mr. Lebens has more than 36 years of management experience in the energy industry, including the development, design and construction of major power generation facilities and other energy related projects. Before joining Tenaska, Mr. Lebens held positions with InterNorth, Inc., Gibbs and Hill, and Burns and McDonnell. Mr. Lebens earned his B.S. and M.S. degrees in Mechanical Engineering from the University of Nebraska.

Mr. Lebens’ extensive knowledge of the energy and power industries provides considerable insight to our Board of Directors with respect to our Utility Transmission and Distribution segment. His strong engineering background allows him to contribute significantly to our Board of Directors on matters related to our engineering operations.

Edward J. DiPaolo is currently serving as a Class I director, but is standing for election to the Board position in Class III being vacated by Mr. Berry. Upon Mr. DiPaolo’s election as a Class III director, he will resign as a Class I director and his position in Class I will be vacant. The Board intends to fill that vacancy for the remaining term expiring in May 2015 at a later date.

Class II

(Term Expires May 2016)

John T. McNabb, II, age 69, has served as non-executive Chairman of the Board since September 2007. He was elected to the Board of Directors in August 2006. Mr. McNabb is Vice Chairman of Investment Banking at Duff & Phelps Corporation, a global independent provider of financial advisory and investment banking services, a position he assumed on June 30, 2011. Prior to joining Duff & Phelps, he was founder and Chairman of the Board of Directors of Growth Capital Partners, L.P., an investment and merchant banking firm that provided financial advisory services to middle market companies throughout the United States, for 19 years. Previously, he was a Managing Director of Bankers Trust New York Corporation and a Board member of BT Southwest, Inc., the southwest U.S. merchant banking affiliate of Bankers Trust, from 1989 to 1992. Mr. McNabb started his career, after serving in the U.S. Air Force during the Vietnam conflict, with Mobil Oil in its exploration and production division. He has served on the boards of eight public companies, including Hiland Partners, LP, Warrior Energy Services Corporation, Hugoton Energy Corporation and Vintage Petroleum, Inc. and currently serves on the boards of Continental Resources, Inc. and Cypress Energy Partners, L.P. Mr. McNabb earned both his undergraduate and MBA degrees from Duke University.

Mr. McNabb’s service as a partner in two independent exploration and production companies, and his extensive experience leading management teams and serving as a financial advisor to energy industry companies enables him to chair our Board of Directors with respect to industry matters. Mr. McNabb’s significant prior and current service on the boards of numerous public and private companies, including his prior service on the Company’s Audit Committee as one of our audit committee financial experts, and his extensive knowledge of the petroleum industry, finance, corporate governance and oversight matters ideally suit him to serve as Chairman of the Board.

Robert L. Sluder, age 64, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Kern River Gas Transmission Company, a unit of MidAmerican Energy/Berkshire Hathaway, from February 2002 to December 2005, when he retired. Kern River is the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California. In addition, he served as President of Alaska Gas Transmission Company, formed in 2003 to facilitate the delivery of North Slope reserves to Canadian and U.S. markets. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.

Mr. Sluder brings to our Board of Directors an extensive engineering background and a wealth of operational and managerial experience with respect to one of our core businesses, the construction and maintenance of large diameter pipelines. His decades of senior management level experience in the oil and gas industry provides in-depth business and strategic knowledge and insight that strengthens our Board of Directors’ collective qualifications, skills and experience. He has the necessary experience with respect to executive compensation matters to serve as Chairman of the Compensation Committee of the Board of Directors.

S. Miller Williams, age 62, was elected to the Board of Directors in May 2004. From April 2011 to August 2013, he was Chief Operating Officer and Chief Financial Officer of LinkBermuda Ltd, a telecommunications services company based in Bermuda. Mr. Williams served as Executive Vice President – Finance and Administration of Soltherm Energy LLC, a renewable energy company from August 2009 to April 2011. He has been Managing Director of Willvest, an investment and corporate development advisory firm, since 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company that provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, where his last position was Senior Vice President - Corporate Development, General Manager – International and Chairman of WCG Ventures, the company’s venture capital fund. He is a former director of eLEC Communications Corp.

Mr. Williams’ prior service in corporate development positions and as executive chairman of a public company and a member of the boards of directors of businesses in the telecommunications industry enables him to contribute significantly to our Board of Directors with respect to strategic planning, acquisitions and various oversight matters, including enterprise risk management. His experience in accounting and finance positions, including prior service as a chief financial officer of a company with approximately $1.0 billion in revenues, provides the necessary financial reporting and accounting expertise to serve as Chairman of the Audit Committee of the Board of Directors.

Corporate Governance

The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin our efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical actions. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and add stockholder value. Our commitment to sound, independent oversight is demonstrated by the composition of the Board of Directors, which has been comprised of a majority of independent directors since our initial public offering in 1996. In 2007, the Board of Directors determined that it was good corporate governance practice to appoint an independent director to serve as Chairman of the Board. In September 2007, Mr. McNabb, an independent director, was named to such position.

The Board of Directors has Corporate Governance Guidelines, a Code of Business Conduct and Ethics for directors, officers and employees, and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page.

We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.

Director Independence. The Board of Directors has affirmatively determined that each of Messrs. Berry, DiPaolo, Jenkins, Lebens, Lonergan, McNabb, Sluder and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock Exchange. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist between Messrs. Berry, DiPaolo, Jenkins, Lebens, McNabb, Sluder and Williams, on the one hand, and the Company on the other, that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the SEC. These standards are set forth on Exhibit A to this proxy statement. Mr. Harl is not considered to be independent because of his current employment as one of our senior executive officers.

In reviewing the independence of Mr. Lonergan in light of the transactions discussed below under the caption “Certain Relationships and Related Transactions – Transactions with Related Persons,” the Board of Directors considered whether his indirect relationship with us as an officer of certain companies that do business with Willbros would impair his independence. The Board of Directors, with Mr. Lonergan abstaining, affirmatively determined that Mr. Lonergan is independent notwithstanding such relationship for several reasons, including the following:

•	As an officer of certain companies for which we perform primarily engineering services, Mr. Lonergan does not stand to benefit personally from the relationship.

•	The transactions, which are undertaken in the ordinary course of business, are all the product of arms length negotiations and are conducted on terms that are no less favorable than those that would be included in a transaction with an unrelated third party.

•	The dollar amount of the transactions is immaterial to us.

•	The transactions do not and will not impair the judgment of Mr. Lonergan to act in the best interests of Willbros.

Board Meetings and Attendance. The Board held nine meetings during the year ended December 31, 2013. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. All of our directors attended the 2013 annual meeting.

Board Leadership Structure and Role in Risk Oversight. The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, since 2007, we have had separate individuals serving as Chairman of the Board and Chief Executive Officer. As the oversight responsibilities of directors continue to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the roles of Chairman and Chief Executive Officer provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders. The Chairman of the Board is responsible for:

•	providing leadership to the Board of Directors and facilitating communication among the directors;

•	setting the board meeting agendas in consultation with the Chief Executive Officer;

•	presiding at board meetings, executive sessions and stockholder meetings; and

•	facilitating the flow of information between management and the directors on a regular basis.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

Our Board of Directors has eight independent members and only one non-independent member. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating/Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chairman of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.

The Audit Committee and Executive Committee are jointly responsible for overseeing our risk management processes on behalf of the Board of Directors. These committees receive reports from management at least quarterly regarding our assessment of risks. In addition, the Audit and Executive Committees as well as the full Board of Directors focus on the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees our risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Board Committees. The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee, Finance Committee and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee and Finance Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

The table shows the current membership of the committees and identifies our independent directors:

Name	Executive	Audit		Compensation		Finance	Nominating/ Governance		Independent Director
William B. Berry	X			X					X
Edward J. DiPaolo		X					X	*	X
Robert R. Harl	X					X
Charles W. Jenkins, III		X					X		X
Michael C. Lebens				X			X		X
Daniel E. Lonergan	X	X				X			X
John T. McNabb, II	X					X			X
Robert L. Sluder				X	*		X		X
S. Miller Williams		X	*	X		X			X

*	Denotes Committee Chairman. The Executive and Finance Committees have no designated Chairman.

Executive Committee. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except for those matters that are expressly delegated to another committee of the Board of Directors, and except with respect to a limited number of matters that are reserved for the full Board, including:

•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our Bylaws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Certificate of Incorporation or a merger or consolidation involving us.

The Executive Committee held one meeting during 2013.

Audit Committee. The Board of Directors has determined that it has two audit committee financial experts serving on the Audit Committee, Messrs. Williams and Lonergan. The Audit Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page. We have in place and circulated a “whistleblower policy” entitled, “Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities.” The Audit Committee appoints the independent registered public accounting firm that serves each year as the independent auditor of our financial statements and performs services related to the completion of such audit. The Audit Committee also has the responsibility for:

•	reviewing the scope and results of the audit with the independent auditor;

•	reviewing with management and the independent auditor our interim and year-end financial condition and results of operations;

•	considering the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	reviewing and pre-approving any non-audit services and special engagements to be performed by the independent auditor and considering the effect of such performance on the auditor’s independence.

The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held nine meetings during 2013.

Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for our officers, and administers the Willbros Group, Inc. 1996 Stock Plan and the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan. In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.

The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2013, the Compensation Committee did not form or use a subcommittee and it has no current plans to do so.

More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultant in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held seven meetings during 2013.

Finance Committee. The Finance Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to our capital structure and capital market activities and strategies, and other financial matters as may be determined by the Board from time to time. It has the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors.

The Finance Committee has discretion under its charter to form and delegate authority to subcommittees when appropriate. It meets at such times as it determines to be necessary. The Finance Committee met two times during 2013.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held three meetings during 2013.

Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such candidates, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder recommendations of candidates proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:

•	an attained position of leadership in the candidate’s field of endeavor;

•	business and/or financial expertise;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to our lines of business;

•	diversity of the candidate;

•	corporate governance experience; and

•	the ability to serve the interests of all stockholders.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including race, gender and national origin, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to diversity of race, gender or national origin.

The Committee also assesses each candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Bylaws. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Any such submission must, among other things, be accompanied by, as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	All information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	Such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	A statement from such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors.

Additionally, any such submission generally must be submitted not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For further information, see “Questions and Answers” in this proxy statement and Section 2.10 of our Bylaws. Stockholders may contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. If our non-management directors include any directors who have been determined to not be independent by the Board, the Board will schedule an executive session of just the independent directors at least once each year.

Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board, the non-management or independent directors as a group or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors, the non-management or independent directors as a group or any of the directors at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by our Company’s Corporate Secretary and submitted to the Board of Directors, the non-management or independent directors or the individual director.

PROPOSAL TWO

APPROVAL OF AMENDMENT NUMBER 2 TO THE WILLBROS GROUP, INC.

2010 STOCK AND INCENTIVE COMPENSATION PLAN

Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 2 (the “Amendment”) to the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Plan” or the “2010 Stock Plan”). The 2010 Plan was originally approved by our stockholders at the 2010 Annual Meeting, and an amendment to add shares was approved at our 2012 Annual Meeting.

The primary purpose of the Amendment is to increase the total number of shares of our common stock available for issuance under the 2010 Plan from 3,450,000 shares to 6,050,000 shares. The Amendment includes several additional changes designed to clarify:

•	The prohibition on repricing stock options and stock appreciation rights;

•	The prohibition on paying dividends or dividend equivalents on performance-based equity awards unless the performance criteria are satisfied; and

•	One of the performance criteria, employee satisfaction, on which our performance goals must be based by adding the concept of voluntary turnover.

In addition, we are requesting that stockholders approve the performance goals under the 2010 Plan for purposes of Section 162(m) of the Internal Revenue Code so that certain awards granted under the 2010 Plan may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

A copy of the Amendment can be found in the accompanying Exhibit B. We will furnish a copy of the 2010 Plan to any stockholder upon written request to: Lori Pinder, Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. The Amendment, which was recommended by the Compensation Committee of the Board of Directors (the “Committee”), and approved by the Board of Directors in April 2014, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Background on the Request for Additional Shares

We operate each of our business segments in a highly competitive marketplace. In order to maintain our position as one of the top companies in each of those business segments, we need to be able to attract, motivate and retain the most highly qualified and experienced individuals. Of the 3,450,000 shares authorized for issuance under the 2010 Plan, approximately 1,217,400 shares are available for future awards as of December 31, 2013. Following award grants to be made for 2014, we will have an insufficient number of shares for 2015 long-term incentive awards. We typically grant long-term incentive awards in the first quarter of each year. In order to give us the flexibility to achieve our goals and to continue to align stockholder and management long-term interests through our long-term incentive program, the Committee has recommended to the Board that we request our stockholders approve an additional 2,600,000 shares for issuance under the 2010 Plan.

As part of the Committee’s recommendation to the Board to approve the request for an increase in the total number of shares that will be available for issuance under the 2010 Plan, the Committee solicited advice from Mercer, its independent compensation consultant, to analyze historical share usage for the last several years as well as the dilutive impact of various increases in the total shares available under the 2010 Plan. Specifically, the Committee considered the following:

Historical Burn Rate. We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation programs with the dilution it causes our stockholders. As part of its analysis when considering the proposed share increase, the Committee considered our “burn rate,” or the number of shares subject to equity awards granted in each of the past three years, including equity awards granted under our 2006 Director Restricted Stock Plan, divided by the weighted average basic number of shares outstanding for each of those years. Over the past three fiscal years, our burn rate has averaged 2.83 percent, which is well below the burn rate cap of 4.3 percent for our industry established by Institutional Shareholder Services, Inc., one of the larger proxy advisory firms.

Overhang. As a way of measuring the cumulative impact of our equity plans on our stockholders, the Committee also considered our level of overhang, consisting of the number of shares subject to equity awards outstanding under the 2010 Plan and our 2006 Director Restricted Stock Plan plus the number of shares currently available to be granted under these plans. The Committee then considered the potential overhang resulting from the request for additional shares and determined that the addition of 2,600,000 shares to the 2010 Stock Plan share reserve and 200,000 shares to the 2006 Director Restricted Stock Plan share reserve was reasonable.

Expected Duration. If the Amendment is approved by our stockholders, the total number of shares of our common stock reserved for future grants of awards under the 2010 Plan would be 3,817,400 and represent approximately 7.6 percent of our total outstanding shares of common stock of 50,067,134 on March 31, 2014. If the Amendment is approved by our stockholders, based on historical usage, we estimate that the shares available for issuance under the 2010 Plan would be sufficient for approximately three to four years. Expectations regarding future share usage could be affected by a number of factors such as hiring; the rate at which shares are returned to the 2010 Plan reserve as a result of the expiration, forfeiture or cash settlement of awards; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While the Committee believes that the assumptions it used are reasonable, future share usage may differ from current expectations.

Background on the Request for Approval of the Material Terms for Code Section 162(m) Purposes

The 2010 Plan authorizes the issuance of qualified performance-based compensation awards (both cash and stock-based) which are intended to meet the requirements of Section 162(m) of the Internal Revenue Code (all Section references are to the Internal Revenue Code unless otherwise noted) for deductibility of executive compensation. Section 162(m) generally does not allow public companies to take a federal income tax deduction for compensation in excess of $1,000,000 paid to the chief executive officer or any of the three other highest paid executive officers (other than the chief financial officer) employed at the end of that company’s fiscal year unless such compensation qualifies as “performance-based compensation.” In general, to qualify as “performance-based compensation,” the material terms of the performance goals under the 2010 Plan must be disclosed to, and approved by, our stockholders, and subsequently re-approved by our stockholders no later than the first meeting of our stockholders that occurs in the fifth year following the year the performance goals were last approved by the stockholders. Approval of the Amendment will also constitute re-approval of the 2010 Plan by our stockholders for purposes of Section 162(m). Our stockholders last approved the performance goals in 2012.

If the Amendment is approved by our stockholders at the Annual Meeting, the period during which the 2010 Plan will enable the Committee to grant qualified performance-based compensation awards under the 2010 Plan that are intended to be exempt from the deductibility limits of Code Section 162(m) will be extended for a new five-year period beginning in 2014. If stockholders do not approve the Amendment, we may lose a tax deduction for certain years. The loss of such tax deductions may result in us paying more taxes in those years. Accordingly, the Board of Directors believes it is important to have the ability to grant incentive compensation that qualifies as “performance-based” compensation in order to retain the corporate tax deductibility of the payments and urges stockholders to approve the Amendment, which also constitutes approval of the performance-based goals under the 2010 Plan.

Summary of Certain Key Features of the 2010 Plan

The following highlights key features of the 2010 Plan:

•	If stockholders approve the Amendment, the number of shares authorized for issuance under the 2010 Plan will be 6,050,000. Of these authorized shares, approximately 3,817,400 will be available for future grant, including 1,217,400 shares remaining available for grant at December 31, 2013 plus 2,600,000 new shares added by the Amendment.

•	Shares that are not issued pursuant to an award, including due to cancellation, forfeiture, expiration, or cash settlement, or satisfaction of withholding taxes, and shares surrendered for the payment of the exercise price or withholding taxes under awards will be made available for grant under the 2010 Plan.

•	Options and stock appreciation rights will have an exercise price that is not less than 100 percent of the fair market value of the underlying common stock on the grant date and an exercise term not to exceed ten years.

•	The Committee cannot reduce the exercise price of outstanding options or stock appreciation rights, replace an outstanding option or stock appreciation right with a new option or stock appreciation right with a lower exercise price, or cancel an option or stock appreciation right in exchange for cash or another type of award (other than in connection with a change of control of us) without stockholder approval.

•	The Amendment clarifies that no dividends or dividend equivalents will be paid with respect to performance-based equity awards unless the corresponding performance criteria are satisfied. In addition, the Amendment clarifies that no dividends or dividend equivalents will be granted in conjunction with any option or stock appreciation right. No such awards currently outstanding contain any dividend or dividend equivalents.

Summary of the 2010 Plan

The purpose of the 2010 Plan is to attract, motivate and retain the services of our employees by enabling them to participate in our growth and financial success through cash-based and stock-based awards, and to align their individual interests to those of our stockholders.

Award Limits Under the Plan. The 2010 Plan contains limits on the awards granted to any participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Insiders”). Accordingly, unless the Committee determines that an award to an Insider will not be designed to qualify as performance-based compensation under Section 162(m):

•	The maximum number of shares that may be awarded in the form of stock options or stock appreciation rights to any Insider in any fiscal year is 250,000 shares.

•	The maximum number of shares that may be awarded in the form of restricted stock or restricted stock units to any Insider in any fiscal year is 250,000 shares.

•	The maximum number of shares that may be awarded in the form of performance shares or performance units to any Insider in any fiscal year is 250,000 shares or an amount equal to the value of 250,000 shares.

•	The maximum amount that may be awarded in the form of cash-based awards to any Insider in any fiscal year is $9,500,000.

•	The maximum number of shares that may be awarded in the form of other stock-based awards to any Insider in any fiscal year is 250,000 shares.

Administration. The Committee administers the 2010 Plan and has authority to make awards under the 2010 Plan, to set the terms of the awards, to interpret the 2010 Plan, to establish any rules or regulations relating to the 2010 Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the 2010 Plan. Subject to the limitations specified in the 2010 Plan, the Committee may delegate its non-administrative authority to appropriate company officers.

Eligibility. All employees of the Company and its subsidiaries are eligible to receive awards under the 2010 Plan, as determined by the Committee or the Board of Directors. As of the date of this proxy statement, we have approximately 12,000 employees who are eligible to participate in the 2010 Plan. Awards under the 2010 Plan may be granted in any one or a combination of the following forms:

•	incentive stock options under Section 422;

•	nonqualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance shares;

•	performance units;

•	cash based awards; and

•	other stock-based awards.

Cancellation, Forfeiture, Expiration or Cash Settlement of Awards. If an award expires or is canceled, forfeited or settled for cash, then any shares subject to such award may, to the extent of such expiration, cancellation, forfeiture or cash settlement, be used again for new grants under the 2010 Plan. Likewise, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may also be used again for new grants.

Types of Awards. Each type of award that may be granted under the 2010 Plan is described below:

Stock Options. The Committee may grant nonqualified stock options or incentive stock options to purchase shares of our common stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed ten years. No dividends or dividend equivalents will be granted alone or in conjunction with any stock option award.

The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker; or in any other manner authorized by the Committee. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422.

Stock Appreciation Rights. A stock appreciation right may be granted by the Committee in its discretion. The Committee may grant free standing stock appreciation rights, tandem stock appreciation rights or any combination of these forms of stock appreciation rights. The grant price for each stock appreciation right shall be determined by the Committee and shall be specified in the award agreement, but in no event shall the grant price be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The grant price of tandem stock appreciation rights shall be equal to the option price of the related option. The term of the stock appreciation right shall be determined by the Committee and specified in the award agreement which relates to the stock appreciation right, but may not exceed ten years. Outstanding stock appreciation rights may be exercised on whatever terms and conditions the Committee imposes. Tandem stock appreciation rights may be exercised for all or part of the shares subject to the related option on the surrender of the right to exercise equivalent portions of the related option. A tandem stock appreciation right may be exercised only with respect to the shares for which the related option is exercisable. With respect to a tandem stock appreciation right granted in connection with an incentive stock option: (a) the tandem stock appreciation right will expire no later than the expiration of the underlying incentive stock option; (b) the value of the payout with respect to the tandem stock appreciation right will be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem stock appreciation right is exercised; and (c) the tandem stock appreciation right may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option. No dividends or dividend equivalents will be granted alone or in conjunction with an award of stock appreciation rights.

On the exercise of a stock appreciation right, a participant will be entitled to receive payment in an amount determined by multiplying: (a) the difference between the fair market value of a share of common stock on the date of exercise and the grant price; by (b) the number of shares with respect to which the stock appreciation right is exercised. In the discretion of the Committee, the payment of the stock appreciation right exercised may be in cash, shares of equivalent value (based on the fair market value on the date of exercise of a stock appreciation right), in some combination thereof or in any other form approved by the Committee.

Restricted Stock. Shares of common stock may be granted by the Committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Committee may provide in an award agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to us in the event of termination of employment or if specified performance goals or targets are not met. A participant’s rights with respect to such shares shall be subject to the restrictions provided in the award agreement and the 2010 Plan. To the extent an award of restricted stock is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m). The Committee may also determine whether a participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a participant will only be entitled to receive an amount in respect of dividends paid on restricted stock that include performance-based goals to the extent the restricted stock has been earned by achievement of the corresponding performance criteria.

Restricted Stock Units. A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one or more shares of common stock. An award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the 2010 Plan. To the extent an award of restricted stock units is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m). The Committee may also determine whether a participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a participant will only be entitled to receive an amount in respect of dividends paid on shares underlying restricted stock units that include performance-based goals to the extent the restricted stock units have been earned by achievement of the corresponding performance criteria.

Performance Shares, Performance Units and Cash-Based Awards. Performance shares, performance units and cash-based awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the award agreement. The Committee will set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the performance shares/units and cash-based awards that will be paid out to the participant and whether a participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a participant will only be entitled to receive an amount in respect of dividends paid on shares to the extent the underlying performance shares or performance units have been earned by achievement of the corresponding performance criteria.

Participants will receive payment of the value of performance shares/units earned after the end of the performance period. Payment of performance shares/units and cash-based awards will be made in shares, cash or a combination thereof that have an aggregate fair market value equal to the value of the earned performance shares/units and cash-based awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee.

Other Stock-Based Awards. The 2010 Plan also authorizes the Committee to grant participants awards of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based awards). The Committee has discretion to determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the sizes of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. The Committee may also determine whether a participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a participant will only be entitled to receive an amount in respect of dividends paid on shares underlying stock-based awards that include performance-based goals to the extent the stock-based awards have been earned by achievement of the corresponding performance criteria.

Performance-Based Compensation. Awards may be granted to employees who are “covered employees” under Section 162(m) that are intended to be “performance-based compensation” so as to preserve the tax deductibility of the awards for federal income tax purposes. These performance-based awards may be either equity or cash awards, or a combination of both. Holders are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net operating profit;

•	operating earnings;

•	operating earnings per share;

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital or investments);

•	earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

•	gross or operating margins;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	margins;

•	operating efficiency;

•	customer satisfaction;

•	employee satisfaction (including, but not limited to, voluntary turnover);

•	working capital targets;

•	revenue or sales growth;

•	growth of assets;

•	productivity ratios;

•	expense targets;

•	measures of health, safety or environment;

•	market share;

•	credit quality (including, but not limited to, days sales outstanding);

•	economic value added;

•	price earnings ratio;

•	improvements in capital structure; and

•	compliance with laws, regulations and policies.

With respect to particular performance-based awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals; provided, that any awards that are intended to qualify as “performance-based compensation” must be made in accordance with the requirements of Section 162(m). Upon certification of achievement of the performance goals for a particular performance period set forth in an award that is intended to qualify as “performance-based compensation,” the Committee may reduce or eliminate, but not increase, the amount specified in the original award. Generally, a holder of a performance-based award must be employed by or providing services to us throughout an applicable performance period in order to be eligible to receive any payment pursuant to an award that is intended to qualify as “performance-based compensation.”

Transferability. Except as otherwise provided in an award agreement or permitted by the Committee, no award may be transferred other than by will or the laws of descent and distribution or, in the case of certain types of awards, to a trust of which the award recipient is the sole beneficiary for his or her lifetime or pursuant to a domestic relations order.

Adjustments. Equitable adjustments to the terms of the 2010 Plan and any awards will be made as necessary to reflect any stock splits, spin-offs, extraordinary stock dividends and similar transactions.

Amendment and Termination. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the 2010 Plan in whole or in part; provided, however, that:

•	without the prior approval of our stockholders, options and stock appreciation rights issued under the 2010 Plan will not be repriced, replaced, or regranted through cancellation, whether in exchange for cash or another type of award, by lowering the exercise price of a previously granted option or the grant price of a previously granted stock appreciation right or by replacing a previously granted option or stock appreciation right with a new option with a lower option price or a new stock appreciation right with a lower grant price; and

•	to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation, or exchange requirement.

Change of Control. In the event of a change of control of our Company, as defined in the 2010 Plan, all awards will become fully vested and exercisable, all restrictions or limitations on any awards will generally lapse and, unless otherwise provided in the award agreement, all performance criteria and other conditions relating to the payment of awards will generally be deemed to be achieved or waived unless the Committee determines in good faith before the occurrence of the change of control that outstanding awards will be honored or assumed or new rights having substantially equivalent economic value will be substituted for the outstanding awards.

Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the 2010 Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Committee’s right to approve, any award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld.

Federal Income Tax Consequences

The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards under the 2010 Plan.

If a holder is granted a nonqualified stock option under the 2010 Plan, the holder will not have taxable income on the grant of the option. Generally, the holder will be treated as receiving compensation (taxable as ordinary income and subject to withholding and employment taxes) at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The holder’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the holder exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the holder recognizes ordinary income.

A holder of an incentive stock option will not recognize taxable income upon grant. Additionally, if the applicable employment-related requirements are met, the holder will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be treated as compensation (taxed as ordinary income and subject to withholding and employment taxes) and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long-term or short-term capital gain, depending on whether the stock was held for more than one year after the exercise date.

The current federal income tax consequences of other awards authorized under the 2010 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition (and withholding and employment taxes) equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b)); restricted stock units, other stock-based awards and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award on that date. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the holder recognizes income, subject to Section 162(m) with respect to covered employees.

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. The 2010 Plan has been designed to meet the “qualified performance-based compensation” requirements of Section 162(m), but it is possible that compensation attributable to awards under the 2010 Plan (when combined with all other types of compensation received by a covered employee from us or because of other factors) may not comply with all of the requirements of Section 162(m), thereby preventing us from taking a deduction.

If, on a change of control of our Company, the exercisability or vesting of an award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G) if the sum of such amounts and any other such contingent payments received by the employee equals or exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years ending before the year in which such change in ownership or control occurs. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, such employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing provides only a very general description of the application of U.S. federal income tax laws to awards under the 2010 Plan. The summary does not address the effects of foreign, state and local tax laws.

2010 Plan Benefits

The types and amounts of benefits that will be awarded under the amended 2010 Plan are not currently determinable. Awards granted under the 2010 Plan are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Information on equity-based awards recently granted under the 2010 Plan to each of our named executive officers is provided below under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2013.” The closing price for the Common Stock on the New York Stock Exchange on March 31, 2014, was $12.62.

Vote Required

Approval of the Amendment requires the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

The Board of Directors recommends a vote “FOR” this proposal to approve the Amendment.

PROPOSAL THREE

APPROVAL OF AMENDMENT NUMBER 7 TO THE WILLBROS GROUP, INC.

AMENDED AND RESTATED 2006 DIRECTOR RESTRICTED STOCK PLAN

General and Proposed Amendment

Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 7 (“Amendment No. 7”) to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan (the “2006 Director Stock Plan” or the “Plan”). The 2006 Director Stock Plan was originally approved by our stockholders at the 2006 Annual Meeting. Since that time, our stockholders approved two requests for additional shares at our 2008 and 2012 Annual Meetings. The sole purpose of Amendment No. 7 is to increase the total number of shares of our common stock available for issuance under the 2006 Director Stock Plan from 550,000 shares to 750,000 shares. As of December 31, 2013, there were 132,720 shares of our common stock available for future grants of awards under the 2006 Director Stock Plan. The 2006 Director Stock Plan generally provides for the awards of shares of restricted stock or the right to receive shares of our common stock (“RSRs”) to our non-employee directors (so-called “outside directors”).

A copy of Amendment No. 7 can be found in the accompanying Exhibit C. We will furnish a copy of the 2006 Director Stock Plan to any stockholder upon written request to: Lori Pinder, Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Amendment No. 7, which was recommended by the Compensation Committee of the Board of Directors (the “Committee”), and approved by the Board of Directors in March 2014, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Background on the Request for Additional Shares

The purpose of the 2006 Director Stock Plan is to strengthen our ability to attract and retain highly qualified persons to serve as outside directors and to encourage stock ownership by such directors in order to align such directors’ interests more closely with the interests of our stockholders. The stock awards are a critical component of our compensation program for our outside directors and the requested additional shares are necessary for us to be able to continue to fulfill the purposes of the 2006 Director Stock Plan.

As part of the Committee’s recommendation to the Board to approve the request for an increase in the total number of shares that will be available for issuance under the 2006 Director Stock Plan, the Committee solicited advice from Mercer, its independent compensation consultant, to analyze historical share usage for the last several years as well as the dilutive impact of various increases in the total shares available under the Plan. As more fully described under “PROPOSAL TWO—Approval of Amendment Number 2 to the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan,” the Committee considered both our historical burn rate and the potential overhang associated with the equity incentives provided under both the 2006 Director Stock Plan and the 2010 Plan and concluded that the proposed share increase under the two plans was reasonable.

If Amendment No. 7 is approved by our stockholders, the total number of shares of our common stock available for future grants of awards under the Plan would be 332,720 (including 132,720 shares currently available and 200,000 new shares) and represent less than 1 percent of our total outstanding shares of common stock on March 31, 2014. If Amendment No. 7 is approved by our stockholders, based on historical usage, we estimate that the shares reserved for issuance under the 2006 Director Stock Plan would be sufficient for approximately four to five years. Expectations regarding future share usage could be affected by a number of factors such as the total number of outside directors on our Board of Directors, the future amount of equity awards to directors, the future performance of our stock price and other factors. While the Committee believes that the assumptions it used are reasonable, future share usage may differ from current expectations.

Summary of the 2006 Director Stock Plan

General. Under the 2006 Director Stock Plan, shares of restricted stock or RSRs are awarded each year to our outside directors until there are no further shares available under the Plan or the Board of Directors terminates the Plan. The stock issuable under the 2006 Director Stock Plan may be authorized and unissued shares, treasury shares or shares acquired in the market. If any shares subject to an award are forfeited, the forfeited shares will again be available for issuance under the 2006 Director Stock Plan.

We currently have eight outside directors, two of whom are standing for election at the Annual Meeting, all of whom are eligible to receive shares of restricted stock or RSRs annually under the 2006 Director Stock Plan.

Summary of Restricted Stock/RSRs. Two types of restricted stock or RSRs awards are made under the 2006 Director Stock Plan. An initial award of shares of restricted stock in the case of an outside director who is a citizen or resident of the United States (a “U.S. director”) or RSRs in the case of an outside director who is not a citizen or resident of the United States (a “Non-U.S. director”) is made to the outside director on the date the director is elected or appointed to the Board of Directors or otherwise becomes an outside director. The amount of the initial award is equal to $75,000 divided by the fair market value of a share of our common stock on the day of the award (or the preceding business day if the day of the award is not a business day) and prorated based upon the number of days of service between the outside director’s effective date of appointment to the Board and the date of the first annual award. The number of shares or RSRs so determined shall be rounded to the nearest number of whole shares or RSRs, subject to any adjustment as provided in the anti-dilution provisions of the Plan.

A second type of award, an annual award of shares of restricted stock in the case of a U.S. director or RSRs in the case of a Non-U.S. director is made to each outside director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency. The amount of the annual award equals $75,000, or $150,000 in the case of the Chairman of the Board who is an outside director, divided by the fair market value of a share of our common stock on the day of the award. The number of shares or RSRs so determined shall be rounded to the nearest number of whole shares or RSRs, subject to any adjustment as provided in the anti-dilution provisions of the Plan.

The restricted stock or RSRs awarded to an outside director are not transferable and are subject to risk of forfeiture until the vesting requirements for the restricted stock or RSRs are met. Shares of restricted stock or RSRs awarded to an outside director will vest on the first anniversary of the date of the award. All unvested shares of restricted stock or RSRs awarded to an outside director who is serving as a director at the time of his death, disability, termination of service as a director at the end of any full term to which he is elected, or at the time of a “change in control,” will become fully vested upon the occurrence of such event even if such event precedes the first anniversary of the award.

For purposes of the 2006 Director Stock Plan, a “change in control” is deemed to have occurred:

•	if a person becomes the beneficial owner of 30 percent or more of our outstanding voting stock;

•	upon the acquisition by any person pursuant to a tender offer of 30 percent or more of our outstanding voting stock;

•	if individuals constituting the Board of Directors, or those nominated by at least two-thirds of such individuals or successors nominated by them, cease to constitute a majority of the Board;

•	upon consummation of a merger, consolidation or similar transaction; or

•	upon approval by stockholders of a plan of liquidation or the sale or disposition of substantially all of our assets.

An outside director will have all of the rights of a stockholder with respect to the shares of restricted stock awarded to him, including the right to vote the shares and the right to receive any dividends paid on the shares. An outside director who holds RSRs will not have the right to vote the shares underlying the RSRs, but will have the right to receive an amount in cash equivalent to any dividends that would be paid on the shares issuable upon the vesting of the RSRs. Stock certificates delivered to an outside director or, if the Board of Directors directs, held by us for an outside director, that represent shares of restricted stock will bear a legend noting that the shares are not transferable and are subject to the terms and limitations of the 2006 Director Stock Plan.

Anti-dilution Provisions. In the event of any change affecting the shares of our common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to our common stock holders, the unvested shares of restricted stock or RSRs awarded under the Plan will be subject to the same change. In addition, an adjustment will be made as necessary in the aggregate number and/or kind of shares reserved and available for issuance under the 2006 Director Stock Plan and in the number and/or kind of shares subject to awards of restricted stock or RSRs under the 2006 Director Stock Plan, in order to prevent dilution or enlargement of an outside director’s rights under the Plan.

Award Agreements. The terms and provisions of each award under the 2006 Director Stock Plan will be evidenced by an award agreement. The award agreement will generally set forth the number of shares of our common stock subject to the award and the vesting requirements and other restrictions applicable to the award.

Amendment to and Termination of the 2006 Director Stock Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the 2006 Director Stock Plan without the consent of stockholders or participants, except that stockholder approval of such action will be sought if such approval is required by any federal or state law or regulation, by the rules of the stock exchange on which our common stock is listed, or if the Board of Directors in its discretion determines that obtaining such stockholder approval is advisable. The 2006 Director Stock Plan will terminate when there are no longer shares of our common stock available for awards under the Plan or the Board of Directors otherwise declares the Plan terminated.

U.S. Federal Income Tax Consequences. We believe that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards of restricted stock or RSRs under the 2006 Director Stock Plan. In general, an outside director who receives a restricted stock or RSR award will not realize taxable income at the time of the award. Upon the vesting of the shares subject to a restricted stock award, the outside director will realize ordinary income in an amount equal to the then fair market value of the shares. Upon the vesting of the RSRs and the delivery of the underlying shares, the outside director will realize ordinary income in an amount equal to the then fair market value of the shares. We will be entitled to a deduction for the amount of taxable income recognized by an outside director on the vesting of shares subject to a restricted stock award or upon the delivery of shares subject to an RSR award. Any gains or losses realized by the outside director upon disposition of such shares will be treated as capital gains or losses, and the outside director’s basis in such shares will be equal to the fair market value of the shares at the time of vesting or delivery in the case of shares delivered pursuant to an RSR award. An outside director may elect pursuant to Section 83(b) of the U.S. Internal Revenue Code to have income recognized at the date of the restricted stock award, but not an RSR award, and to have the applicable capital gain holding period commence as of that date.

The foregoing provides only a very general description of the application of U.S. federal income tax laws to restricted stock awards under the 2006 Director Stock Plan. The summary does not address the effects of foreign, state and local tax laws.

Awards Granted. As of December 31, 2013, awards for a total of 87,208 shares are outstanding and unvested under the 2006 Director Stock Plan. The only persons eligible to receive awards under the 2006 Director Stock Plan are our outside directors. Since inception of the 2006 Director Stock Plan, all current directors who are not employees of the Company as a group have received awards for 323,737 shares. The number of shares that an outside director will receive on the date of an award is not presently determinable. The closing price for our common stock on the New York Stock Exchange on March 31, 2014, was $12.62.

Vote Required

Approval of Amendment No. 7 requires the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

The Board of Directors recommends a vote “FOR” this proposal to approve Amendment No. 7.

PROPOSAL FOUR

ADVISORY VOTE TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION

During 2011, we sought an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature reflected in this proposal should occur every year, every two years or every three years. The one-year option received the greatest number of votes, and the Board of Directors confirmed that advisory votes on executive compensation would be held on an annual basis.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

As discussed in greater detail in the “Compensation Discussion and Analysis” in this proxy statement, our compensation program is designed to, among other things:

•	attract, motivate and retain highly-talented executives;

•	link executive compensation to the achievement of our business objectives as well as reinforce appropriate leadership behaviors; and

•	encourage executives to consider the impact of decisions to drive our short-term and long-term success.

We believe our compensation program, with its balance of base salary, short-term and long-term incentives and benefits, fairly accomplishes our objectives. Our executive compensation program has allowed us to attract and build a leadership team that is focused on our business objectives, has repositioned our Company for growth and helped achieve many of our 2013 objectives as noted in “Overview” under “Compensation Discussion and Analysis—Executive Summary” in this proxy statement.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board of Directors continues to welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2014. PwC has been our independent auditor since May 2011. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of PwC as our independent auditor for 2014. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of PwC as our independent auditor for 2014.

A representative of PwC will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees we incurred for services provided by PwC for 2013 and 2012. All fees are presented in the year to which they relate rather than the year in which they were billed.

	2013	2012
Audit fees	$2,400,000	$2,051,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	35,100

Total	$2,400,000	$2,086,100

Audit fees for 2013 and 2012 consisted of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of quarterly financial statements. Audit fees also included fees for the issuance of auditors’ consents, assistance with and review of documents filed with the SEC, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board.

Fees for all other services for 2012 consisted of attest work associated with state licensing and reporting requirements as well as annual subscription fees for research software.

Audit Committee Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2014, by

•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table below, and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

Name of Owner or Identity of Group	Shares Beneficially Owned(1)		Percentage of Class(1)
U.S. Bank, N.A., as custodian for Infrastrux Holdings, LLC	7,985,391	(2)	16.0
Wells Fargo & Company	4,309,809	(3)	8.6
BlackRock, Inc.	2,531,278	(4)	5.1
Robert R. Harl	958,718	(5)	1.9
Van A. Welch	340,773	(6)	*
James L. Gibson	164,719	(7)	*
Jerrit M. Coward	148,009	(8)	*
Edward J. Wiegele	126,616		*
John T. McNabb, II	146,752		*
Robert L. Sluder	52,046		*
William B. Berry	66,179		*
Edward J. DiPaolo	40,135		*
S. Miller Williams	42,108	(9)	*
Daniel E. Lonergan	0	(10)	*
Michael C. Lebens	0	(11)	*
Charles W. Jenkins, III	15,313		*
All executive officers and directors as a group (18 people)	2,369,751	(12)	4.7

*	Less than 1 percent
(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon exercise of an option or upon vesting of a restricted stock unit within 60 days of March 15, 2014, are included in shares beneficially owned and deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)	Information is based in part on the Form 4 dated May 22, 2013, which was filed by and on behalf of each of InfrastruX Holdings, LLC, TPF Power, Inc., TPF InfrastruX Holdings, LLC, Tenaska Power Fund, L.P. and Tenaska PF G, LLC. The address of each of the foregoing is c/o Tenaska Capital Management, LLC, 14302 FNB Parkway, Omaha, Nebraska 68154. Except for 21,802 shares of restricted stock over which such entities have shared voting but no dispositive power, each such entity has shared voting and dispositive power over the shares reported.
(3)

Information is as of December 31, 2013, and is based on the Schedule 13G/A dated January 16, 2014, which was filed by Wells Fargo & Company (“Wells Fargo”), Wells Capital Management Incorporated (“Wells Capital”) and Wells Fargo Funds Management, LLC (“Funds Management”). Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104, and the address for Wells Capital and Funds Management is 525 Market Street, San Francisco, California 94105. Of the shares shown, Wells Fargo has shared voting power over 4,067,960 shares and shared dispositive power over 4,309,809 shares, Wells Capital has shared voting power over 1,217,840 shares and shared dispositive power over 4,037,840 shares and Funds Management has shared voting power over 2,846,320 shares and shared dispositive power over 2,846,800 shares.
(4)	Information is as of December 31, 2013, and is based on the Schedule 13G/A dated January 17, 2014, which was filed by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022. Of the shares shown, BlackRock has sole voting power over 2,354,731 shares and sole dispositive power over all of the shares shown.
(5)	Includes 100,000 shares subject to stock options which are currently exercisable, 114,445 restricted stock units that vest within 60 days and 680,684 shares held in a family limited partnership.
(6)	Includes 50,000 shares subject to stock options which are currently exercisable and 8,876 restricted stock units that vest within 60 days.
(7)	Includes 6,479 restricted stock units that vest within 60 days.
(8)	Includes 10,000 shares subject to stock options which are currently exercisable, 202 shares held in the Willbros Employees’ 401(k) Investment Plan (the “401(k) Plan”) for the account of Mr. Coward and 5,490 restricted stock units that vest within 60 days.
(9)	Includes 5,000 shares subject to stock options which are currently exercisable.
(10)	Mr. Lonergan was appointed to serve as a director of the Company on July 1, 2010 pursuant to the Stockholder Agreement. See “Certain Relationships and Related Transactions – Stockholder Agreement.” Mr. Lonergan also serves as a director and officer of TPF Power, Inc., the manager of InfrastruX, a greater than 10% owner of the Company. Mr. Lonergan disclaims beneficial ownership of any shares beneficially owned by InfrastruX, except to the extent of his pecuniary interest therein.
(11)	Mr. Lebens was appointed as a director of the Company following the Company’s 2011 Annual Meeting pursuant to the Stockholder Agreement. See “Certain Relationships and Related Transactions – Stockholder Agreement.”
(12)	Includes 165,000 shares subject to stock options which are currently exercisable, 6,432 shares held in the 401(k) Plan and 152,228 restricted stock units that vest within 60 days.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis provides information related to the 2013 compensation of our executive officers identified in the Summary Compensation Table, who we refer to as our “Named Executive Officers,” “Named Executives” or “NEOs.”

Overview

In 2013, the Compensation Committee of the Board of Directors, or “Committee” for purposes of this analysis, continued to:

•	Focus on aligning compensation with stockholders’ interests by establishing predetermined strategic and financial goals as part of our annual and long-term incentive plans;

•	Utilize goals that are critical to improving the Company’s overall financial and operational performance, including improvements in adjusted operating income and margin and strong safety performance;

•	Emphasize segment-level performance targets for those Named Executives with primary responsibility for managing the Company’s segments; and

•	Align the interests of Willbros executives with our stockholders by employing relative total stockholder return, or “TSR,” as the most heavily weighted metric under our long-term incentive, or “LTI” program.

In response to feedback received in and around our May 2013 Annual Meeting and in consultation with our compensation consultant, Mercer, the Committee approved a number of changes to the design of our compensation program for 2014, including the following:

•	We have increased the duration of the performance period for our principal 2014 performance-based LTI awards to three years.

•	We have increased the performance-based portion of our 2014 LTI awards from one-third of the award to one-half of the award.

•	We have introduced a TSR matrix which measures both relative TSR performance against our peers as well as absolute stock price growth. We believe it is important to design a performance measure which requires strong relative performance against our peers as well as absolute stock price growth. This TSR matrix is the sole performance measure for our LTI awards for our Named Executives other than the CEO.

•	Unlike prior year awards, the performance measures for our 2014 annual and long-term incentive awards to our Named Executives other than the CEO do not overlap.

We posted positive operating results in three of our four segments for all of 2013 and positive operating results in all four segments in the fourth quarter. Although the regional delivery services in our Oil & Gas segment diminished our overall results, we achieved quarter-over-quarter improvement.

We had several additional achievements for 2013, including the following:

•	Our 2013 TSR was 76 percent, which ranked at the high end of our peer group.

•	Consistent with our strategic plan to focus on the North American energy infrastructure markets while reducing our indebtedness, we completed the sale of all of our shares of capital in Willbros Middle East Limited, which owned our operations in Oman.

•	We improved our safety performance (Total Recordable Incident Rate, or “TRIR”) by 16 percent. Safety performance is a factor used by many clients to pre-qualify and otherwise award work to contractors in our industry.

•	Effective August 7, 2013, we completed the refinancing of our credit facility indebtedness by entering into a five-year $150.0 million asset-based senior revolving credit facility and a six-year $250.0 million term loan facility. The refinancing extended the maturity on our indebtedness to 2019, provided greater flexibility on our loan covenants and provided us with adequate liquidity to execute our strategic plan.

•	In keeping with our plan to improve or eliminate underperforming lines of service, we completed the sale of certain assets comprising our electric and gas distribution business in the Northeast.

Considering both our one-year and three-year shareholder returns, the Company’s financial performance and the key program changes made in 2013 for the 2014 compensation program, we believe that our program is strongly aligned with the interests of our stockholders. We remain focused on analyzing the performance of all of our lines of service relative to our peers and strategic objectives. We will continue to take management actions to improve the operating performance of all our lines of service.

Compensation Highlights

In recent years, the Committee has continued to focus on strengthening the link between executive pay and Company performance. The following is a summary of compensation best practices employed by the Company:

Best Practice Considerations	Our Practice

Ratio of performance-based compensation to overall compensation	Approximately 81 percent of our CEO’s target total compensation is performance-based

Rigor of performance goals	Our annual incentive awards and our performance-based long-term incentive, or LTI, awards for 2013 generally required improvement over the prior year under the operational and financial performance metrics in order for any payout to occur

Double trigger change of control severance in our severance plans and employment agreements	All change of control severance provisions in our severance plans and employment agreements for our Named Executives provide for a double trigger, which requires a change of control and the involuntary termination of the executive’s employment or resignation for “good reason”

No excessive perquisites or gross-ups	We provide limited perquisites and do not provide any gross-up rights to our Named Executives

No egregious pension/supplemental executive retirement plan	We do not provide a defined benefit pension plan or excess plan for highly compensated employees, a supplemental executive retirement plan or post-retirement health benefits

No executives using Willbros stock in hedging or pledging activities	All of our directors, Named Executives and other key employees are prohibited by Company policy from (1) using Willbros stock in hedging arrangements and (2) holding Willbros stock in a margin account or otherwise pledging Willbros stock

Clawback policy	The Company has a formal clawback policy in place

Best Practice Considerations	Our Practice
Stock Ownership and Retention Policy	Our Stock Ownership and Retention policy requires our executive officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards

As mentioned earlier, the compensation program for our NEOs and other key executives is primarily focused on incentive compensation. The average mix of fixed versus variable (bonus and/or LTI) compensation, at target, for our NEOs was as follows:

Committee Consideration of the 2013 Stockholder Vote on Executive Compensation for 2012

We conducted our third advisory vote on executive compensation last year at our May 2013 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executives, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2013 annual meeting of stockholders. At this meeting, nearly 88 percent of the votes cast on the say-on-pay proposal were in favor of our Named Executives’ compensation as disclosed in the proxy statement for that meeting. Notwithstanding the high level of support, the Committee noted that some of our stockholders as well as proxy advisory firms expressed concerns over certain of our compensation practices. These concerns related primarily to the duration of the performance period for our performance-based LTI awards, the relative mix between service-based and performance-based LTI awards for our Named Executives other than the CEO, the overall number of performance measures included in our annual awards and our LTI awards and the use of overlapping performance measures for our annual and long-term incentive awards.

This feedback was received in and around our Annual Meeting in May 2013 after our 2013 compensation awards were already established and communicated to the organization. Accordingly, no changes were made to our 2013 awards in response to this feedback. However, the Committee, in response to the feedback from stockholders and in consultation with its compensation consultant Mercer, has approved a number of changes to the design of our compensation program for 2014, including the following:

•	The performance period for our principal 2014 LTI awards is generally three years. The performance period for most of our 2013 LTI awards was one year, with additional service-based vesting on earned awards.

•	Fifty percent of our 2014 LTI awards to our Named Executives, other than the CEO, are performance-based and the remainder are service-based. This reflects an increase in the performance-based portion of LTI awards to our Named Executives in 2013, where one-third was performance-based and two-thirds was service-based. Our LTI award to our CEO has and will remain 100 percent performance-based.

•	The sole performance measure for our LTI awards in 2014 to our Named Executives other than our President and CEO, Mr. Robert R. Harl, is a TSR matrix, which measures both relative TSR performance against our peers as well as absolute stock price growth. Our 2013 LTI awards included four other performance measures in addition to relative TSR. We believe it is important to our stockholders that we perform well against our peers. However, we believe it is equally important that we deliver value to our stockholders. Thus, in an effort to emphasize our commitment to pay for performance, we are incorporating both absolute stock price growth and relative TSR as measures to determine payouts under our performance-based LTI awards. Mr. Harl’s 2014 LTI award also includes other performance measures similar to those included in his 2013 LTI award.

•	The performance measures for our 2014 annual and long-term incentive awards to our Named Executives other than Mr. Harl will not overlap. In 2013, the annual and long-term incentive awards included four overlapping performance measures.

Role of the Compensation Committee

The Committee has responsibility for discharging the Board’s responsibilities with respect to compensation of the Company’s executives. In particular, the Committee:

•	Annually reviews and approves corporate goals and objectives relevant to CEO compensation;

•	Evaluates the CEO’s performance in light of those goals and objectives;

•	Determines and approves the CEO’s compensation based on this evaluation;

•	Approves non-CEO executive compensation;

•	Approves and administers incentive compensation plans and equity-based plans; and

•	Monitors compliance of directors and executive officers with Company stock ownership and retention programs.

Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants and internal and external legal, accounting and other advisors, including sole authority to approve the advisors’ fees and other engagement terms. For a more complete description of the responsibilities of the Committee, see “Corporate Governance—Board Committees—Compensation Committee.”

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the Named Executives, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Committee. The Committee can exercise its discretion in modifying any recommendation and makes the final decisions.

Role of the Compensation Consultant

Since 2009, the Committee has retained Mercer (US) Inc. to serve as its independent consultant. Mercer:

•	Provides executive and director compensation consulting services to the Committee;

•	Regularly attends Committee meetings;

•	Reports directly to the Committee on matters relating to compensation for our Named Executives;

•	Participates in executive sessions without Named Executives present; and

•	Provides advice and analysis to the Committee on design and level of executive and director compensation.

In connection with their services to the Committee, Mercer works with executive management and the Corporate Human Resources Management group to formalize proposals for the Committee.

The Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that Mercer’s work for the Committee does not raise any conflict of interest.

Compensation Philosophy and Objectives

As a leading provider of construction, engineering and maintenance services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization in order to develop and expand our businesses and execute our business strategies.

The Committee bases its executive compensation decisions on the same objectives that guide our Company in establishing all of our compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization and are more able to affect our results, an increasing proportion of their pay should be linked to the Company’s and/or segment’s overall performance and to stockholder returns.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation of other premier employers who compete with us for talent.

•	Compensation should incentivize and reward annual and long-term performance. Our programs should deliver compensation in the top tier when our employees and our Company perform accordingly; likewise, where individual performance falls short of expectations and/or Company performance lags the industry, the programs should deliver lower-tier compensation.

•	Our objectives of pay for performance and retention must be balanced. Compensation should promote retention of well-qualified executives while aligning the interests of our executives with those of our stockholders. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to our Company.

•	Compensation should foster the long-term focus required for success in our industry.

Setting Executive Compensation

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and equity or annual and long-term incentive compensation. Rather, the Committee reviews competitive information provided by Mercer and management’s recommendations to determine the appropriate level and mix of incentive compensation.

For Named Executives, the Committee generally targets total direct compensation, consisting of base salary, the target annual incentive award and the annual long-term incentive grants, at a level which is designed to be competitive with compensation paid to similarly situated executives of companies comprising a peer group of publicly traded companies that have financial and operating characteristics and service markets similar to ours.

With the assistance of Mercer, the Committee reviews the composition of the peer group periodically to ensure the companies are relevant for comparative purposes. For purposes of setting 2013 compensation, the peer group consisted of the following 14 companies in the construction and engineering, oil and gas equipment and services, electrical transmission and distribution services and environmental and facilities services industries (the “2013 Peer Group”):

Chicago Bridge & Iron Co.	McDermott International
Dycom Industries	MYR Group
Exterran Holdings, Inc.	Pike Electric
Foster Wheeler	Quanta Services
Granite Construction	Team Inc.
MasTec	Tetra Tech, Inc.
Matrix Service Company	Tutor Perini

In selecting the 2013 Peer Group, the Committee considered various peer selection criteria, including: industry in which the company operates, company size (with specific focus on revenue), markets served, market value, market value to revenue ratio, and total assets. In addition, the Committee considered the competitive market for talent and gave special consideration to those companies from which we may recruit talent or to which we may lose talent.

2013 Executive Compensation Components

For the fiscal year ended December 31, 2013, the principal components of compensation for our Named Executives were:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term incentive compensation; and

•	Benefits and perquisites.

The chart below illustrates how our compensation design supports our compensation objectives:

Compensation Element	Compensation Objectives	Key Features
Base Salary	• Attract and retain executives by providing a stable income at a level that is consistent with the market and that compensates Named Executives for the day-to-day execution of their primary duties	• Reviewed annually to ensure our compensation is competitive • Annual salary adjustments based on performance and the market

Compensation Element	Compensation Objectives	Key Features
Annual Cash Incentives

•   Link pay to performance by directly tying bonuses to Company’s business objectives

•   Align management with stockholders’ interests by rewarding achievement of annual performance metrics

•   Reinforce corporate values through shared performance objectives

•   Performance measures set at levels to incentivize achievement of annual objectives

•   Reviewed annually in relation to current market data and approved by the Committee

•   Ninety percent of potential bonus payout contingent on achieving threshold level of financial performance

Long-term Incentives

•   Motivate high performance by providing an opportunity for executives to share in long-term wealth creation

•   Link pay to performance and align management with stockholders’ interests by directly tying payouts to achievement of performance measures as well as performance of Company’s stock

•   Portion of annual LTI grant tied to performance (100% for CEO; 33% for other NEOs)

•   Performance period for most awards is one year but earned awards vest in equal increments over three years

•   Service-based awards generally vest over a period of three or four years

Benefits and Perquisites	• Attract and retain individuals by offering market competitive benefits and perquisites	• Reviewed periodically to ensure they are competitive with the market • Minimal amount of perquisites provided

Following is a discussion of the Committee’s considerations in establishing each of the compensation components for the Named Executives.

Base Salary

The level of base salary paid is determined on the basis of performance, experience, job responsibility and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the Named Executives and considers salary adjustments based on individual performance, overall financial results of the Company, competitive position relative to the marketplace, duration of time since the last salary increase and industry merit practices. The Committee uses the independent consultant report with respect to the marketplace in general and the base salaries of executives within the 2013 Peer Group, including amounts budgeted for merit raises within the energy industry, in order to establish base salaries which are competitive in the marketplace.

The base salary of our President and CEO (Mr. Robert R. Harl) was $900,000 for 2013, which was unchanged from 2012 and 2011. The other Named Executives also received no increase in their base salaries for 2013, with the exception of Mr. Wiegele. In connection with his promotion to Senior Vice President and President, Professional Services, Mr. Wiegele’s salary was increased from $315,000 to $350,000.

Annual Incentive Compensation

Management Incentive Compensation (“MIC”) Program. Annual cash incentive awards for key employees are determined in accordance with our MIC Program, in which each of our Named Executives participates. The award opportunity established for the 2013 MIC Program, as a percent of base salary, was as follows:

Position	Minimum	Threshold	Target	Maximum
CEO	0%	50%	100%	150%
Other NEOs	0%	25%	50%	100%

These levels were either established based on the terms of the executive’s employment agreement (e.g., Mr. Harl) or based on median practices in our peer group. It should be noted that the award opportunity for Mr. Harl was also consistent with the median practices in our peer group.

The Committee also utilizes a mechanism whereby 90 percent of the MIC Program award pool for achievement of the financial and operational performance metrics is funded out of a percentage of Adjusted Operating Income in excess of the threshold amount. If Adjusted Operating Income falls below the threshold level, bonuses are not paid even if the performance metrics are satisfied. Adjusted Operating Income for 2013 was $46.7 million, which was sufficient to provide full funding for the MIC Program awards. This contrasts with 2012 when Adjusted Operating Income was below the threshold level and bonus awards were paid only in respect of safety and personal performance.

Financial and operational performance measures may be comprised of threshold, target and maximum performance levels. If a threshold financial or operational measure is not achieved, no amount is paid on a MIC Program award under that financial or operational measure component. The Committee believes that operating and safety performance and a strong balance sheet are critical to the Company’s future success. Accordingly, for 2013, the Committee chose to use Adjusted Operating Income, Adjusted Operating Margin, TRIR, Adjusted Days Sales Outstanding, or “Adjusted DSO,” and Personal Performance as the performance measures for our MIC Program at the corporate level. Information for each performance measure and its weighting in the bonus determination follows:

Performance Measure	Rationale/Definition	Weighting
Adjusted Operating Income	An important measure of our earnings power from ongoing operations. Adjusted Operating Income for purposes of the MIC Program consists of operating income from continuing operations, adjusted for certain unusual items	50 percent
Adjusted Operating Margin	Consists of Adjusted Operating Income divided by Revenue and is an important measure of our ability to manage our variable costs	20 percent
TRIR	An important measure of our safety performance	10 percent
Adjusted DSO	An important measure of our efficiency in collecting receivables	10 percent
Personal Performance	Individual metrics designed to capture an executive’s personal contribution to meeting our strategic, financial and operational goals	10 percent

The Committee discussed the 2013 MIC Program performance measures and goals over the course of several meetings. When determining performance ranges for each goal, the Committee first considered our 2012 performance and the 2013 budget approved by our Board of Directors. The Committee then focused discussions on the appropriate balance between our ability to achieve various performance levels and the appropriate amount of stretch performance to build into each goal. With respect to three of the four performance measures, the Committee set the threshold-level goal to require an improvement over prior year performance in order to receive any payout under the MIC Program.

The specific MIC Program performance measures at the corporate level and the Company’s performance in relation to those measures were as follows:

	($000s)
Performance Measure	Threshold	Target	Maximum	Actual
Adjusted Operating Income	$35,439	$70,878	$106,317	$46,664
Adjusted Operating Margin	1.9%	3.7%	5.6%	2.3%
TRIR	1.48	1.32	1.16	1.10
Adjusted DSO	70	68	66	73.6

In 2013, the Committee established similar performance measures at the segment level for those Named Executives with segment level responsibility with respect to each of the Adjusted Operating Income and Margin, TRIR and Adjusted DSO metrics. For those Named Executives with segment level responsibility, the potential award was split evenly between performance at the corporate level and performance at the segment level. Edward Wiegele, who served as President of the Company’s Professional Services segment during 2013, was the only Named Executive for whom segment level targets were applied.

The specific MIC Program performance measures at the Professional Services segment level and the segment’s performance in relation to those measures were as follows:

	($000s)
Performance Measure	Threshold	Target	Maximum	Actual
Professional Services Adjusted Operating Income	$10,370	$15,555	$23,333	$26,651
Segment Adjusted Operating Margin	3.5%	5.3%	8.0%	7.6%
Segment TRIR	1.11	0.98	0.86	1.10
Segment Adjusted DSO	70	65	60	62.4

The following table shows the threshold, target and maximum bonus opportunity for each of the Named Executives, and the amounts that were paid as bonuses for 2013:

Name	Threshold Bonus Opportunity	Target Bonus Opportunity	Maximum Bonus Opportunity	Amount Paid
Robert Harl	$450,000	$900,000	$1,350,000	$633,718
Van Welch	$112,200	$224,400	$448,800	$191,667
James Gibson	$112,500	$225,000	$450,000	$169,679
Jerrit Coward	$102,500	$205,000	$410,000	$134,097
Edward Wiegele	$87,500	$175,000	$350,000	$228,727

Long-term Incentive Compensation

The Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”), permits the Committee to grant various long-term incentive awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, and long-term cash-based awards to Named Executives and key management employees of the Company.

2013 Long-term Incentive Awards—CEO. The target and maximum amounts for Mr. Harl’s annual long-term incentive award under the 2010 Stock Plan are determined by his employment agreement. In April 2013, the Company and Mr. Harl entered into an amendment to his employment agreement. The original employment agreement was scheduled to expire on January 2, 2014 but provided that the employment period may be extended for up to two additional one-year terms. The amendment extended the employment period for an additional year so that it will expire on January 2, 2015. Under the original employment agreement, the target annual long-term incentive award was $4 million and the maximum annual long-term incentive award was $8 million. The amendment reduced Mr. Harl’s long-term incentive opportunity for 2013. The target award opportunity for 2013 was $3 million, and the maximum opportunity was $6 million.

Mr. Harl’s 2013 long-term incentive award was 100 percent performance-based. The performance period for the 2013 award consisted of fiscal year 2013 for all performance measures except for relative TSR. The performance period for relative TSR was fiscal years 2012 and 2013. Although 100 percent performance-based, Mr. Harl’s 2013 long-term incentive award is also conditioned on his continuing service through the end of 2014, and any earned amounts are paid in three installments beginning on the first anniversary of the grant date. The earned portion of Mr. Harl’s 2013 long-term incentive award will be paid in March 2014, 2015 and 2016. If Mr. Harl voluntarily resigns from the Company prior to January 1, 2015, other than for “Good Reason,” he will forfeit any unvested portion of the award.

For 2013, the Committee chose to use relative TSR, TRIR, Adjusted Operating Margin, Adjusted DSO and Personal Performance (as determined by the Committee) as the performance measures for Mr. Harl’s long-term incentive award. A brief description of these performance measures and their weighting in the long-term incentive award determination follows:

Performance Measure	Rationale/Definition	Weighting
Relative TSR	A metric which ranks the return our stockholders receive from changes in our stock price and any dividends we may pay in comparison to the total stockholder returns generated by the other members of our 2013 Peer Group	33%
Adjusted Operating Margin	Consists of Adjusted Operating Income divided by Revenue and is an important measure of our ability to manage our variable costs	27%
TRIR	An important measure of our safety performance	13%
Adjusted DSO	An important measure of our efficiency in collecting receivables	13%
Personal Performance	A metric designed to capture Mr. Harl’s personal contribution to meeting our strategic, financial and operational goals	13%

The specific long-term incentive performance measures and the Company’s performance in relation to those measures were as follows:

Performance Measure	Threshold	Target	Maximum	Actual	Percent of Target Achievement
Relative TSR	13 of 15 2013 Peer Group	8 of 15 2013 Peer Group	Top 2 2013 Peer Group	3 of 15 2013 Peer Group	183%
Adjusted Operating Margin	1.9%	3.7%	5.6%	2.3%	44%
TRIR	1.48	1.32	1.16	1.10	200%
Adjusted DSO	70	68	66	73.6	0%

In light of what the Board of Directors and the Committee felt was strong leadership demonstrated by Mr. Harl, the Committee determined that Mr. Harl performed at the target level with respect to the personal performance component of the long-term incentive award. Based on performance against the metrics highlighted in the table above as well as personal performance achievement at the target level, the Committee determined that Mr. Harl earned a total long-term incentive award of $3,383,006 for 2013. The Committee also elected to pay $1,833,333 of the total award in the form of Willbros common stock and the remainder in cash. One-third of the award was paid in March 2014 and the remainder is payable in equal installments in March 2015 and 2016.

2013 Long-term Incentive Awards—Other Named Executives. The LTI awards for our other NEOs continue to be made in shares of our common stock, ensuring alignment with stockholders. While the Company continues to face considerable competitive and retention concerns for its key executives, the Committee believes it is important to also focus on performance in the long-term incentive program. For 2013, one third of the LTI awards for our other NEOs were awarded as restricted stock units that could be earned based on the achievement of certain performance measures (“Performance-Based RSUs”), and two thirds were awarded as restricted stock with service-based restrictions. The service-based awards for Messrs. Gibson and Coward vest in equal installments over four years, and the service-based award for Mr. Welch vests in equal installments over three years. The service-based award for Mr. Wiegele cliff vests on the third anniversary of the date of the award. For the Performance-Based RSU awards, the performance measures were the same as those used for the CEO’s award, except that the performance period for the portion of the award based on relative TSR was fiscal year 2013 only. As discussed below, the performance measures were weighted somewhat differently from the CEO’s award, and Mr. Wiegele’s LTI award included both segment-level and corporate-level performance measures.

In evaluating the appropriate amount and value of long-term equity incentive grants to be awarded to our other Named Executives in 2013, the Committee considered the fact that, unlike many of our competitors, the Company does not provide a defined benefit pension plan or excess plan for highly compensated employees, a supplemental executive retirement plan or post-retirement health benefits. In addition, the Committee noted the major contributions by such Named Executives to the Company’s overall success, which was reflected by our 2012 annual TSR of 46 percent and the significant progress we made on our objective to turn around the performance of our underperforming businesses.

In March 2013, we granted equity awards in the form of service-based restricted stock and Performance-Based RSUs to our other Named Executives. Performance-Based RSU awards provide an opportunity for the award recipient to receive up to 200 percent of the target number of Performance-Based RSUs granted if performance is achieved at the maximum level. If performance falls below the threshold level, no Performance-Based RSUs are earned. The following table shows the performance targets and the relative weighting assigned to each of those targets for Messrs. Welch, Gibson and Coward:

Performance Measures	Weighting
Relative TSR	50%
Adjusted Operating Margin	20%
TRIR	10%
Adjusted DSO	10%
Personal Performance	10%

The following table shows the performance targets and the relative weighting assigned to each of those targets for Mr. Wiegele:

Performance Measures (Corporate)	Weighting
Relative TSR	50%
Adjusted Operating Margin	10%
TRIR	5%
Adjusted DSO	5%
Personal Performance	10%
Performance Measures (Professional Services Segment)
Segment Adjusted Operating Margin	10%
Segment TRIR	5%
Segment Adjusted DSO	5%

The following table shows the actual performance in relation to those targets and the percentage of the target award that was earned by each of the other NEOs in 2013:

Performance Measures (Corporate)	Threshold	Target	Maximum	Actual	Percent of Target Achievement
Relative TSR	13 of 15 2013 Peer Group	8 of 15 2013 Peer Group	Top 2 2013 Peer Group	4 of 15 2013 Peer Group	167%
Adjusted Operating Margin	1.9%	3.7%	5.6%	2.3%	44%
TRIR	1.48	1.32	1.16	1.10	200%
Adjusted DSO	70	68	66	73.6	0%

Performance Measures (Professional Services Segment)	Threshold	Target	Maximum	Actual	Percent of Target Achievement
Segment Adjusted Operating Margin	3.5%	5.3%	8.0%	7.6%	188%
Segment TRIR	1.11	0.98	0.86	1.10	31%
Segment Adjusted DSO	70	65	60	62.4	153%

The following table shows the number of service-based and performance-based shares awarded in 2013 as well as the number of performance-based shares earned for 2013 performance for each of the other Named Executives:

Name	Total Shares Awarded (at Target)	Service- Based Restricted Shares Awarded	Performance- Based RSUs Awarded (at Target)	Performance- Based RSUs Earned (as a % of Target)	Total # of Performance- Based RSUs Earned
Van Welch	50,000	33,333	16,667	132%	22,013
James Gibson	35,000	23,333	11,667	122%	14,242
Jerrit Coward	35,000	23,333	11,667	112%	13,075
Edward Wiegele	50,000	33,333	16,667	146%	24,274

In connection with the creation of the Professional Services segment and in order to address retention concerns, Mr. Wiegele’s 2013 target LTI award was somewhat larger in size than it would otherwise have been. However, Mr. Wiegele’s service-based award also included a cliff vesting feature so that the service-based portion of the award will be forfeited in its entirety if Mr. Wiegele voluntarily resigns prior to the third anniversary of the date of the award.

Mr. Gibson was paid at target for the personal performance metric based on the Committee’s evaluation of his individual performance. Messrs. Welch and Wiegele were paid at maximum for the personal performance metric in recognition of Mr. Welch’s key role in improving the overall financial performance and liquidity of the Company and Mr. Wiegele’s key role as President of the Professional Services segment in driving the strong performance of that segment. Mr. Coward, who served as President of the Oil & Gas segment until January 2013, did not receive a payment for the personal performance metric in light of the underperformance of the Oil & Gas segment during 2013.

The Performance-based RSUs that were earned under the 2013 performance metrics will vest in three equal annual installments in March 2014, 2015 and 2016. If any of Messrs. Welch, Gibson, Coward or Wiegele voluntarily resigns from the Company prior to March 15, 2016, he will forfeit any unvested portion of the earned award.

Retirement and Other Benefits

We have a 401(k) defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our Named Executives, up to a maximum of four percent of salary, in the form of cash.

Perquisites

We provide our Named Executives with a limited number of perquisites that the Committee believes are reasonable and in line with our overall compensation program and better enable the Company to attract and retain talented employees for executive positions. The Committee periodically reviews the levels of perquisites provided to our Named Executives.

We provide the following:

•	Medical. We sponsor an executive medical program for the Named Executives that provides reimbursement for these officers and their eligible dependents of qualifying medical expenses not covered by the Willbros Group Medical Plan, including an annual, fully comprehensive medical examination for the executive, as well as an accidental death and dismemberment benefit. We believe the Company benefits from these perquisites by encouraging our executive officers to protect their health.

•	Fuel Expenses. We reimbursed certain Named Executives in 2013 for fuel expenses.

Stock Ownership and Retention Policy

In an effort to further align the interests of our executives and directors with our stockholders, the Board of Directors has approved stock ownership guidelines for the executive officers and directors that require them to acquire and retain a significant financial stake in Company common stock. The purpose of the policy is to require our executive officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards, while enabling these individuals to dispose of a sufficient number of shares to cover the tax liability associated with the vesting of such shares.

The following table illustrates our stock ownership and retention policy:

	CEO	Other Executive Officers	Non-Employee Directors(1)
Ownership Guideline—Retention Rate:	60 percent(2)	60 percent(3)	60 percent(4)
Retention Rate Based on Total Awards Received in:	Trailing 4 years(2)	Trailing 3 years(3)	Trailing 3 years(4)
Should be Achieved Within:	3 years	3 years	3 years

(1)	The stock ownership and retention policy does not apply to any individual directors who are identified as “Investor Designees” of InfrastruX under the Stockholder Agreement between InfrastruX and the Company.
(2)	The CEO is expected to own and retain a number of shares of our common stock equal to 60 percent of the total number of stock awards received in the prior four years as long-term incentives.
(3)	All other executive officers are expected to own and retain a number of shares of our common stock equal to 60 percent of the total awards received in the prior three years as long-term incentives.
(4)	Non-employee directors are expected to own and retain a number of shares of our common stock equal to 60 percent of the total awards received in the prior three years.

Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own Willbros securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Policy for Securities Trades specifically prohibits our directors, Named Executives and other employees from engaging in any hedging activities with respect to our securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Willbros securities, our Policy for Securities Trades prohibits directors, Named Executives and other key employees from holding Willbros securities in a margin account or otherwise pledging Willbros securities.

Severance Plan

In 2010, the Board of Directors adopted the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). The Management Severance Plan replaced the previous severance plan and was adopted to provide assurance of severance benefits for terminated executive employees while better aligning our severance policies with current compensation trends. Messrs. Welch, Gibson, Coward and Wiegele are participants in the Management Severance Plan. Under the Management Severance Plan, payment of change of control severance benefits is conditioned upon the occurrence of a “double trigger,” in which the executive is terminated not for cause or resigns for “good reason” within one year after a change of control. In addition, the Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be “cut back” so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Additional information with respect to payments which may be made under the Management Severance Plan is provided under “Potential Payments Upon Termination or Change in Control – Management Severance Plan.”

Employment and Separation Agreements

The Committee believed it was necessary for us to enter into employment agreements with Messrs. Harl and Welch in order to secure their continued employment with the Company. Mr. Harl receives compensation in accordance with his employment agreement, and Mr. Welch receives certain long-term incentives in accordance with his employment agreement. Accordingly, the overall compensation of Mr. Welch, other than certain long-term incentives, is determined in the same manner as the compensation for the other Named Executives.

Clawback Policy

In 2012, the Committee adopted a clawback policy, which is intended to be interpreted in a manner consistent with any applicable rules or regulations to be adopted by the SEC or the New York Stock Exchange as contemplated by the Dodd-Frank Act. The policy provides that in the event of an accounting restatement due to material non-compliance with the financial reporting requirements under U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement any excess incentive-based compensation awarded as a result of the misstatement.

Compensation Program as it Relates to Risk

We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•	Components of Compensation: We use a mix of compensation elements including base salary, annual incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Annual Incentive: Our MIC Program does not allow for unlimited payouts. Annual incentive payments cannot exceed 200 percent of target levels and, in the case of our President and CEO, cannot exceed 150 percent of target levels.

•	Equity Awards: Our long-term incentive awards drive a long-term perspective and typically vest over a period of three or four years. Our performance-based long-term incentive awards are capped and cannot exceed 200 percent of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under annual and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy, our mission, vision and values and the interests of our stockholders.

•	Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws.

•	Stock Ownership and Retention Policy: Our stock ownership and retention policy requires our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

•	Hedging Policy: Our hedging policy requires our senior management to retain the full risks and rewards associated with owning our common stock with respect to all of the shares they are required to retain.

Our compensation program is designed to motivate our Named Executives and other Company officers to achieve business objectives that generate stockholder returns and to encourage behaviors that are consistent with our values.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code places a $1 million per person limitation on the United States tax deduction a U.S. publicly held corporation (or a U.S. subsidiary of a publicly-held corporation) may take for compensation paid in any fiscal year to the Company’s CEO and its three other highest paid executive officers other than the CFO, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code. We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. In order to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

William B. Berry

Michael C. Lebens

S. Miller Williams (appointed on May 22, 2013)

Robert L. Sluder, Chairman

Summary Compensation Table

The following table summarizes the total compensation earned by, or paid or awarded to, each of the named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011. Mr. Wiegele was promoted to President, Professional Services in January 2013.

We have employment agreements with Messrs. Harl and Welch. For additional information regarding these employment agreements, see the caption “Potential Payments Upon Termination or Change in Control – Employment Agreements,” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Robert R. Harl President and Chief Executive Officer	2013	900,000	—		1,730,000	(1)(3)	—	2,183,391	(4)	—	6,000	4,819,391
	2012	900,000	—		1,100,000	(5)	—	1,015,000		—	6,000	3,021,000
	2011	900,000	—		1,939,980	(6)	—	800,000		—	17,795	3,657,775

Van A. Welch Executive Vice President and Chief Financial Officer	2013	448,800	—		566,421	(1)	—	191,667		—	6,000	1,212,888
	2012	448,800	100,000	(7)	147,604		—	63,954		—	8,292	768,650
	2011	448,800	—		635,044		—	—		—	5,236	1,089,080

James L. Gibson Chief Operating Officer	2013	450,000	—		396,495	(1)	—	169,679		—	11,000	1,027,174
	2012	450,000	—		103,322		—	64,125		—	8,080	625,527
	2011	450,000	—		413,544		—	—		—	6,000	869,544

Jerrit M. Coward Executive Vice President Marketing/Business Development	2013	410,000	—		405,733	(1)	—	134,097		—	8,000	957,830
	2012	384,792	—		102,645		—	64,113		—	8,292	559,842
	2011	355,000	—		259,472		—	—		—	4,142	618,614

Edward J. Wiegele Senior Vice President and President, Professional Services	2013	347,083	—		575,514	(1)	—	228,727		—	6,000	1,157,324

(1)	These amounts in the Stock Awards column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Amounts have not been adjusted for expected forfeitures. The assumptions used to value the stock awards are included in Note 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013. The amounts shown do not represent amounts paid to such executive officers. The value of the 2013 stock awards at the grant date assuming that the highest level of performance conditions are achieved was $711,014 for Mr. Welch, $497,708 for Messrs. Gibson and Coward and $711,024 for Mr. Wiegele.
(2)	The amounts shown for 2013 include (a) contributions by the Company to our 401(k) Plan in the amount of $6,000 for each of Messrs. Harl, Welch, Gibson, Coward and Wiegele and (b) matching contributions by the Company in the amount of $5,000 for Mr. Gibson and $2,000 for Mr. Coward to the non-profit organization of the Named Executive’s choice in connection with contributions by such executives to the Willbros Political Action Committee.

Does not include the value of perquisites and other benefits for 2013 for each of Messrs. Harl, Welch, Gibson, Coward and Wiegele because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(3)	The amount in the Stock Awards column for Mr. Harl represents grant date fair value of the portion of his 2013 long-term cash incentive award with a market performance metric (Total Shareholder Return). This award is payable in 172,468 shares of our common stock in three equal annual installments commencing March 5, 2014 and is classified as a share-based liability under FASB ASC Topic 718.
(4)	The amount in the Non-Equity Incentive Plan Compensation column for Mr. Harl includes the portion of his 2013 long-term cash incentive award ($1,549,673) with non-market performance metrics (Adjusted Operating Margin, TRIR, Adjusted DSO and Personal Performance) and is classified as a “liability” for accounting purposes. This portion of the award is payable in cash in three annual installments commencing March 5, 2014. The remainder of the amount shown in the Non-Equity Incentive Plan compensation column for Mr. Harl ($633,718) represents his bonus for 2013 under our MIC Program.

(5)	The amount in the Stock Awards column for Mr. Harl represents the grant date fair value of the portion of his 2012 long-term cash incentive award with a market performance metric (Total Shareholder Return). This award is payable in 114,108 shares of our common stock in three equal installments commencing March 26, 2013 and is classified as a share-based liability under FASB ASC Topic 718.
(6)	The amount in the Stock Awards column for Mr. Harl represents the grant date fair value of the portion of his 2011 long-term cash incentive award with a market performance metric (Total Shareholder Return). This award was payable in cash or shares of our common stock equal in value to the cash amount in three equal annual installments commencing March 21, 2012 and is classified as a share-based liability under FASB ASC Topic 718. Mr. Harl received no payout under this award since we did not satisfy the threshold level of performance for Total Shareholder Return.
(7)	The amount shown in this column for Mr. Welch represents a sign-on bonus of $100,000 that was paid in January 2012 in connection with Mr. Welch’s execution of a new employment agreement in November 2011.

Grants of Plan-Based Awards During 2013

The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2013. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert R. Harl		450,000	900,000	1,350,000	—	—	—	—	—	—	—
	3/26/2013	500,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	3/26/2013	—	—	—	$500,000	$1,000,000	$2,000,000	—	—	—	1,730,000
Van A. Welch		112,200	224,400	448,800	—	—	—	—	—	—	—
	3/26/2013	—	—	—	—	—	—	33,333	—	—	321,330
	3/26/2013	—	—	—	4,167	16,667	33,333	—	—	—	245,091
James L. Gibson		112,500	225,000	450,000	—	—	—	—	—	—	—
	3/26/2013	—	—	—	—	—	—	23,333	—	—	224,930
	3/26/2013	—	—	—	2,917	11,667	23,333	—	—	—	171,565
Jerrit M. Coward		102,500	205,000	410,000	—	—	—	—	—	—	—
	3/26/2013	—	—	—	—	—	—	23,333	—	—	224,930
	3/26/2013	—	—	—	2,917	11,667	23,333	—	—	—	180,803
Edward J. Wiegele		87,500	175,00	350,000	—	—	—	—	—	—	—
	3/26/2013	—	—	—	—	—	—	33,333	—	—	321,330
	3/26/2013	—	—	—	4,167	16,667	33,333	—	—	—	254,184

(1)	In March 2014, the Compensation Committee confirmed the earned portion of these awards. With respect to the portion of Mr. Harl’s 2013 long-term cash incentive award with a market performance metric (relative Total Shareholder Return) reported as equity in this table, the Compensation Committee confirmed a payout level of $1,833,333. With respect to the performance-based RSUs awarded to the other named executive officers, the Compensation Committee confirmed that Mr. Welch earned 22,013 shares, Mr. Gibson earned 14,242 shares, Mr. Coward earned 13,075 shares and Mr. Wiegele earned 24,274 shares. The earned portion of Mr. Harl’s long-term cash incentive award and the performance-based RSUs awarded to Messrs. Welch, Gibson, Coward and Wiegele are conditioned upon continued service.
(2)	These stock awards were granted under our 2010 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2013 table below.

Outstanding Equity Awards at Fiscal Year-End for 2013

The following table summarizes the option and stock awards that we have made to our named executive officers, which were outstanding as of December 31, 2013.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Robert R. Harl	100,000	—	—	18.01	1/19/16	248,540	(3)	2,341,247	—	—
Van A. Welch	50,000	—	—	17.79	8/27/16	129,431	(4)	1,219,240	—	—
James L. Gibson	—	—	—	—	—	94,229	(5)	887,637	—	—
Jerrit M. Coward	10,000	—	—	16.10	11/16/16	80,166	(6)	755,164	—	—
Edward J. Wiegele	—	—	—	—	—	93,482	(7)	880,600	—	—

(1)	In 2013, Mr. Harl’s long-term cash incentive award was 100 percent performance-based and each of the Named Executives received performance-based RSUs covering the performance period ending December 31, 2013. In March 2014, the Compensation Committee confirmed the earned portion of these awards. With respect to the portion of Mr. Harl’s 2013 long-term incentive cash award reported as equity, the Compensation Committee confirmed that Mr. Harl earned $1,833,333, and the earned award is payable in 172,468 shares of our common stock in three equal installments commencing March 2014. The earned portion of Mr. Harl’s long-term cash award reported as equity and the earned portion of the performance-based RSUs to the other Named Executives are conditioned upon continued service and are consequently reported in the column captioned “Number of Shares or Units of Stock That Have Not Vested.”
(2)	Based on the closing price of our common stock on December 31, 2013 ($9.42), as reported on the New York Stock Exchange.
(3)	These shares vest as follows: 38,036 restricted stock units on each of March 15, 2014 and 2015; and 57,490 restricted stock units on March 5, 2014 and 57,489 restricted stock units on each of March 15, 2015 and March 15, 2016.
(4)	These shares vest as follows: 5,000 shares of restricted stock on May 10, 2014; 6,667 shares of restricted stock on each of March 23, 2014 and 2015; 889 restricted stock units on March 15, 2014; 16,667 shares of restricted stock on November 17, 2014; 11,111 shares of restricted stock on each of March 21, 2014 and 2015; 7,986 restricted stock units on March 15, 2014 and 7,987 restricted stock units on March 15, 2015; 11,111 shares of restricted stock on each of March 26, 2014, 2015 and 2016; and 7,337 restricted stock units on March 5, 2014 and 7,338 restricted stock units on each of March 15, 2015 and 2016.
(5)	These shares vest as follows: 6,250 shares of restricted stock on March 15, 2014; 3,750 shares of restricted stock on May 10, 2014; 3,750 shares of restricted stock on October 26, 2014; 6,667 shares of restricted stock on each of March 23, 2014 and 2015; 889 restricted stock units on March 15, 2014; 5,833 shares of restricted stock on each of March 21, 2014 and 2015 and 5,834 shares of restricted stock on March 21, 2016; 5,590 restricted stock units on March 15, 2014 and 5,591 restricted stock units on March 15, 2015; 5,833 shares of restricted stock on each of March 26, 2014, 2015 and 2016 and 5,834 shares of restricted stock on March 26, 2017; and 4,747 restricted stock units on March 5, 2014; 4,747 restricted stock units on March 15, 2015 and 4,748 restricted stock units on March 15, 2016.
(6)	These shares vest as follows: 3,750 shares of restricted stock on March 15, 2014; 3,750 shares of restricted stock on May 10, 2014; 4,167 shares of restricted stock on each of March 23, 2014 and 2015; 5,833 shares of restricted stock on each of March 21, 2014 and 2015 and 5,834 shares of restricted stock on March 21, 2016; 556 restricted stock units on March 15, 2014; 4,934 restricted stock units on each of March 15, 2014 and 2015; 5,833 shares of restricted stock on each of March 26, 2014, 2015 and 2016 and 5,834 shares of restricted stock on March 26, 2017; and 4,358 restricted stock units on each of March 5, 2014 and March 15, 2015 and 4,359 restricted stock units on March 15, 2016.

(7)	These shares vest as follows: 2,500 shares of restricted stock on April 15, 2014; 1,875 shares of restricted stock on May 10, 2014; 2,000 shares of restricted stock on each of March 31, 2014 and 2015; 2,500 shares of restricted stock on each of September 1, 2014 and 2015; 7,500 shares of restricted stock on each of March 21, 2014, 2015 and 2016; 33,333 shares of restricted stock on December 31, 2015; and 8,091 restricted stock units each of March 5, 2014 and March 15, 2015 and 8,092 restricted stock units on March 15, 2016.

Option Exercises and Stock Vested During 2013

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert R. Harl	—	—	126,222	1,188,942
Van A. Welch	—	—	49,532	450,054
James L. Gibson	—	—	35,499	319,975
Jerrit M. Coward	—	—	28,390	249,859
Edward J. Wiegele	—	—	19,545	171,901

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested.

Nonqualified Deferred Compensation for 2013

Pursuant to the Willbros Group, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), our named executive officers and certain other highly compensated employees may elect to defer up to 75 percent of their base salary and up to 100 percent of their bonus compensation. We do not make matching contributions to the Deferred Compensation Plan. Participants may direct the investment of the deferrals as allowed by the Deferred Compensation Plan. The investment fund selections are identical to those available under our 401(k) defined contribution plan. Investment earnings are credited to the participants’ accounts. Upon a distribution event, we will distribute the account balance to the participant according to the participant’s distribution election. A distribution event includes the participant’s death, disability, separation from service or financial hardship, or a change in control of us. The participants may elect either a lump sum payment or monthly installments up to 60 months.

The following table shows our named executive officers’ contributions, earnings and account balances in our Deferred Compensation Plan for fiscal 2013:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert R. Harl	—	—	—	—	—
Van A. Welch	—	—	—	—	—
James L. Gibson	202,500	—	33,055	—	298,157(3)
Jerrit M. Coward	—	—	—	—	—
Edward J. Wiegele	—	—	—	—	—

(1)	Executive contributions are reported as salary in the Summary Compensation Table for 2013.
(2)	These amounts do not include any above-market earnings.
(3)	The fiscal year-end balance includes $62,602 that was previously reported as bonus compensation in the Summary Compensation Table as compensation for 2012.

Potential Payments Upon Termination or Change in Control

The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2013 termination date and, where applicable, using the closing price of our common stock of $9.42 (as reported on the New York Stock Exchange) as of December 31, 2013. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

Robert R. Harl

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination		Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($900,000)	$0		$0	$0	$903,462	(2)	$0		$2,700,000	(3)	$0/$360,000	(4)
Short-term Incentive	$633,718	(5)	$0	$0	$633,718	(6)	$633,718	(5)	$720,000	(3)	$900,000	(7)
Long-term Incentives
Restricted Stock/Units and other LTI Awards
Unvested and Accelerated	$0		$0	$0	$5,160,693	(8)	$0		$5,160,693	(8)	$5,160,693	(8)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation(9)	$0		$0	$0	$18,546		$0		$18,546		$18,546
Total	$633,718		$0	$0	$6,716,419		$633,718		$8,599,239		$6,079,239/6,439,239
Cutback Total									$6,844,692	(10)

(1)	Under our retirement policies, Mr. Harl was not eligible for retirement on December 31, 2013.
(2)	Under his employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of his agreement (through January 1, 2015).
(3)	Under his employment agreement, Mr. Harl would be entitled to an amount equal to three times the sum of his highest base salary in the thirty-six months ending on the date of his separation plus three times the largest annual cash bonus he had received in the same thirty-six month period. The largest annual cash bonus he received between January 1, 2011 and December 31, 2013 was $240,000.
(4)	In the event of his disability, Mr. Harl would be entitled to receive an amount equal to the difference between his base salary and the amount of his disability payments from the time his disability payments commence until the time of his termination by reason of the disability. For purposes of this table, it was assumed he would receive one year of disability payments at sixty percent of his base salary.
(5)	Mr. Harl would be entitled to any cash bonus earned for performance for the year ended immediately prior to his termination.
(6)	Mr. Harl would be entitled to any cash bonus earned for performance for the year of his termination.
(7)	Mr. Harl would be entitled to the cash bonus for which he is eligible for the year of his termination as if all performance goals upon which his bonus is contingent had been met at target (not maximum) levels.
(8)	Mr. Harl has been awarded or has rights to 324,949 shares of unvested restricted stock units that would vest if his employment with us is terminated involuntarily other than for cause, voluntarily for good reason or by reason of his death or disability on December 31, 2013 (the number includes unvested 2015 and 2016 installments of a performance-based long-term incentive award made in 2014 for the 2013 year).
(9)	Mr. Harl would be entitled to continuation of health and dental insurance benefit coverage for himself and his eligible dependents for eighteen months following his termination (for only his dependents in the case of his death) and life insurance coverage for himself for twenty-four months following his termination. The amounts reflected are the employer cost for continuation of his and/or his dependents coverage, as the case may be, under our dental, medical and life group insurance policies. The amounts were determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amounts to present value as of December 31, 2013.

(10)	Mr. Harl’s employment agreement provides that the total amount receivable by him in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code—the “golden parachute” rules. The amount that would be payable to Mr. Harl was reduced by $1,754,547 by reason of the “golden parachute” limitation in his employment agreement.

Van A. Welch

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination		Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($448,800)	$0		$0	$0	$1,346,400	(2)	$0		$1,346,400	(3)	$0
Short-term Incentive	$191,667	(4)	$0	$0	$673,200	(2)	$191,667	(4)	$416,262	(3)	$224,400
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0		$0	$0	$1,219,240	(5)	$0		$1,219,240	(5)	$1,219,240	(5)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0		$0	$0	$0		$0		$12,162	(6)	$0
Total	$191,667		$0	$0	$3,238,840		$191,667		$2,994,064	(7)	$1,443,640

(1)	Neither our Management Severance Plan for Executives nor Mr. Welch’s employment agreement has a provision for retirement benefits.
(2)	Under his employment agreement, Mr. Welch would be entitled to three times his base salary and three times his target cash bonus for the year of his termination; his target cash bonus for the 2013 year was 50% of his $448,800 base salary, or $224,400.
(3)	Under our Management Severance Plan for Executives and his Employment Agreement, Mr. Welch would be entitled to a payment equal to three times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2011 and December 31, 2013 was $63,954); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Mr. Welch would be entitled to any cash bonus earned for performance for the year ended immediately prior to his termination.
(5)	Under his employment agreement and our stock incentive plans, Mr. Welch would be entitled to the accelerated vesting of 129,431 shares of restricted stock and restricted stock units.
(6)	Under our Management Severance Plan for Executives, Mr. Welch’s medical/dental and life insurance coverage would continue for twelve months.
(7)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Welch in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code - the “golden parachute” rules. The amount payable to Mr. Welch does not exceed the amount allowable.

James L. Gibson

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($450,000)	$0	$0	$0	$450,000	(2)	$0	$900,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$353,250	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$887,637	(4)	$0	$887,637	(4)	$887,637	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$12,162	(5)	$0
Total	$0	$0	$0	$1,337,637		$0	$2,153,049		$887,637
Cutback Total							$2,099,724	(6)

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2011 and December 31, 2013 was $64,125); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Under the award agreements whereby Mr. Gibson was awarded shares of restricted stock/stock units, he would be entitled to the accelerated vesting of 94,229 shares of restricted stock and restricted stock units.
(5)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Gibson in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code - the “golden parachute” rules. The amount payable to Mr. Gibson was reduced by $53,325 by reason of the “golden parachute” limitation in the Management Severance Plan for Executives.

Jerrit M. Coward

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($410,000)	$0	$0	$0	$410,000	(2)	$0	$820,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$333,226	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$755,164	(4)	$0	$755,164	(4)	$755,164	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$12,161	(5)	$0
Total	$0	$0	$0	$1,165,164		$0	$1,920,551	(6)	$755,164

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Coward would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Coward would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2011 and December 31, 2013 was $64,113); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Under the award agreements whereby Mr. Coward was awarded shares of restricted stock/stock units, he would be entitled to the accelerated vesting of 80,166 shares of restricted stock and restricted stock units.
(5)	Under our Management Severance Plan for Executives, Mr. Coward would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Coward in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code - the “golden parachute” rules. The amount payable to Mr. Coward does not exceed the amount allowable.

Edward J. Wiegele

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($350,000)	$0	$0	$0	$350,000	(2)	$0	$700,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$430,782	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$880,600	(4)	$0	$880,600	(4)	$880,600	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$12,161	(5)	$0
Total	$0	$0	$0	$1,230,600		$0	$2,023,543		$880,600
Cutback Total							$1,394,022	(6)

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.

(2)	Under our Management Severance Plan for Executives, Mr. Wiegele would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Wiegele would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2011 and December 31, 2013 was $127,891); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Under the award agreements whereby Mr. Wiegele was awarded shares of restricted stock/stock units, he would be entitled to the accelerated vesting of 93,482 shares of restricted stock and restricted stock units.
(5)	Under our Management Severance Plan for Executives, Mr. Wiegele would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Wiegele in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code - the “golden parachute” rules. The amount payable to Mr. Wiegele was reduced by $629,521 by reason of the “golden parachute” limitation in the Management Severance Plan for Executives.

Employment Agreements. We have entered into employment agreements with the following named executive officers: Robert R. Harl and Van A. Welch.

Robert R. Harl. We entered into an employment agreement with Mr. Harl in September 2010, which was subsequently amended in April 2013. The term of Mr. Harl’s employment agreement was approximately three years commencing on January 1, 2011 and ending on January 2, 2014. Pursuant to the amendment, the Employment Period was extended by one year for a period ending January 2, 2015. We refer to the period commencing on January 1, 2011 and ending on January 2, 2015 as the “Employment Period.”

Effective January 1, 2011, Mr. Harl’s rights with respect to severance benefits are governed exclusively by the terms of his employment agreement.

Pursuant to his employment agreement, Mr. Harl will earn a base salary of $900,000 for each of the calendar years 2011, 2012, 2013 and 2014 (with respect to each calendar year, a “Base Salary”).

The employment agreement also provides that Mr. Harl will be eligible to receive an annual cash bonus. The target annual cash bonus payable is 100 percent of his Base Salary, if certain target performance metrics are met, and 150 percent of his Base Salary, if the maximum level with respect to each performance metric is achieved.

The employment agreement provides that Mr. Harl may also be granted performance-based long-term incentive compensation, which may be made under the 2010 Stock Plan in the form of cash, restricted stock, restricted stock units or in any other form allowed by the 2010 Stock Plan. For calendar years 2011, 2012 and 2014, the target annual long-term incentive awards are $4 million and the maximum annual long-term incentive awards are $8 million. For calendar year 2013, the target long-term incentive award is $3 million and the maximum long-term incentive award is $6 million. If earned, the annual long-term incentive awards will vest in three equal annual installments beginning on March 21, 2012, with respect to the 2011 award, March 26, 2013, with respect to the 2012 award, March 5, 2014, with respect to the 2013 award and March 15, 2015 with respect to the 2014 award.

In addition, with respect to calendar 2014, Mr. Harl will be entitled to an additional award of up to $1 million (the “Succession Award”), if on any date between July 1, 2014 and December 31, 2014, the Board of Directors certifies that an appropriate successor to Mr. Harl has been identified by Mr. Harl and accepted by the Board. If earned, the Succession Award will be payable solely in shares of our common stock in the form of a stock award that will be fully vested on the certification date. Although fully vested, the shares received by Mr. Harl pursuant to the Succession Award (the “Succession Shares”), will be subject to transfer restrictions. Prior to the first anniversary of the certification date, Mr. Harl will be permitted to transfer a number of shares which, when combined with all previous transfers of Succession Shares, does not exceed one-third of the Succession Shares. Between the first anniversary of the certification date and the second anniversary, Mr. Harl will be permitted to transfer a number of Succession Shares which, when combined will all previous transfers of Succession Shares, does not exceed two-thirds of the Succession Shares. After the second anniversary of the certification date, there will be no further restrictions on transfers of the Succession Shares.

If Mr. Harl voluntarily resigns prior to January 1, 2015, other than for good reason, or if his employment is terminated for cause, he would forfeit any unvested annual long-term incentive awards. If Mr. Harl resigns at any time after January 1, 2015, he would receive any unpaid portion of the prior annual long-term incentive awards as originally scheduled.

If Mr. Harl’s employment is terminated other than for cause at any time during the period beginning three months prior to a change in control of us and ending three years after a change in control of us has occurred, or if Mr. Harl resigns for good reason at any time during the period beginning three months prior to a change in control of us and ending 18 months after a change in control of us has occurred, he will be entitled to severance compensation:

•	equal to 300 percent of his highest annual base salary during the 36 months preceding his termination;

•	equal to 300 percent of his greatest annual cash bonus received during the 36-month period ending on the earlier of the date of the change in control or his termination;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned under our management incentive compensation program and in respect of any long-term incentive awarded in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurs; and

•	that provides full vesting of all of his outstanding stock options, restricted stock awards and other equity-based and cash incentive awards.

In the absence of a change in control, if Mr. Harl’s employment is terminated other than for cause, or if Mr. Harl resigns for good reason, he will be entitled to:

•	payment of his Base Salary for the remainder of the Employment Period, or, if the termination occurs at a time when the remainder of the Employment Period is less than 12 months, a lump sum payment equal to 100 percent of his Base Salary;

•	a cash bonus based on the extent of achievement of the performance goals during the months worked by Mr. Harl for the year in which the termination occurs; and

•	full vesting of all of his outstanding stock options, restricted stock awards and other equity-based and cash incentive awards.

The employment agreement provides that, if the payments and benefits otherwise required under the employment agreement would constitute a “parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by Mr. Harl will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

During the Employment Period and for a period of one year thereafter, Mr. Harl is prohibited from competing with us or our affiliates.

In connection with the execution and delivery of his employment agreement in September 2010, Mr. Harl also entered into a letter agreement with us. Under the letter agreement, if certain terms and conditions set forth in the letter agreement were met, Mr. Harl would receive 86,108 shares of our common stock (the “Retention Shares”) under the 2010 Stock Plan. Mr. Harl received the Retention Shares in January 2014. We were required to grant and deliver the Retention Shares to Mr. Harl (a) not later than March 15, 2014, if (i) Mr. Harl remained employed by us on December 31, 2013, or (ii) Mr. Harl’s employment had been terminated as a result of his disability or without cause between January 1, 2011, and December 31, 2013, whether or not following or in connection with a change in control, or pursuant to a resignation for good reason whether or not pursuant to a change in control; or (b) in the event Mr. Harl died between January 1, 2011, and December 31, 2013, to Mr. Harl’s spouse, if living (if not, to his estate), not later than the 15th day of the third month after the end of the year in which he died. If Mr. Harl’s employment with us terminated prior to December 31, 2013, as a result of his voluntary termination (except for a resignation for good reason) or his involuntary separation from service for cause, Mr. Harl would not have been entitled to receive any of the Retention Shares.

Van A. Welch. We entered into an employment agreement with Mr. Welch on November 17, 2011. The term of the employment agreement is five years and two months, commencing on November 1, 2011, and ending on December 31, 2016 (the “Welch Employment Period”).

Pursuant to the employment agreement, Mr. Welch will earn a base salary of $448,800 per year. Mr. Welch will be eligible for increases in the base salary based on merit.

Mr. Welch received a sign-on bonus in the amount of $100,000 in January 2012. The employment agreement also provides that Mr. Welch will participate in our MIC Program, pursuant to which he will be eligible for annual bonuses at the executive leadership team level. The Board of Directors and the Compensation Committee of the Board of Directors may also award Mr. Welch a discretionary bonus based on our financial performance, Mr. Welch’s personal performance, the bonuses paid to our other executives, as well as such other matters as the Board or the Compensation Committee deem appropriate.

The employment agreement provides that Mr. Welch will be awarded the number of shares of our common stock under the 2010 Stock Plan in the form of restricted stock on the dates indicated below if Mr. Welch is still employed by us on those dates and subject to the terms of the 2010 Stock Plan and Mr. Welch’s execution of restricted stock award agreements:

Date of Award	Number of Restricted Stock Shares
November 2011	50,000
March 2012	50,000
March 2013	50,000
March 2014	50,000
March 2015	50,000

The November 2011 award, which was made on November 17, 2011, is service-based. The March 2012 and March 2013 awards are two-thirds service-based and one-third performance-based. At the discretion of the Board of Directors or Compensation Committee, all other awards may be performance-based or time-based or a combination of performance-based and time-based. All time-based awards will vest in one-third increments on each of the first, second and third anniversaries of the date of the award. For performance-based awards, if the performance criteria have been met, each award will vest one-third on March 15 of the year following the year in which the award was made, and then one-third each on March 15 of the next two years. If Mr. Welch resigns at any time after the end of the Welch Employment Period, he will continue to hold all restricted stock previously awarded under the employment agreement, and the restricted stock will vest as originally scheduled.

Mr. Welch’s rights with respect to severance benefits are governed by the terms of the employment agreement and by our Management Severance Plan for Executives. If Mr. Welch resigns during the Welch Employment Period (other than for good reason), or is terminated for cause, he will receive the base salary only through the date of separation from service, and will receive no bonus payment under the MIC Program for any year that is not completed at the date of separation.

In the event of his death or disability, Mr. Welch will receive his base salary through the date of his separation from service and an amount in cash equal to the target cash bonus that would have been due under the MIC Program if we had achieved the performance goals for the year in which such separation occurs, prorated to the date of separation. In addition, the restrictions on all of Mr. Welch’s restricted shares awarded under the employment agreement prior to the date of separation would lapse within one year following the date of separation, as determined by the Compensation Committee.

Pursuant to the employment agreement, if Mr. Welch’s employment is terminated other than for cause by us or Mr. Welch resigns for good reason at any time prior to a change in control of us, the restrictions on all restricted stock awarded to Mr. Welch under the employment agreement prior to the separation from service will lapse within one year following the separation from service, as determined by the Compensation Committee, and, in lieu of any payments under the Management Severance Plan for Executives, he will be entitled to the following:

•	his base salary in effect on the date of termination for a period equal to the greater of (i) the remainder of the Welch Employment Period, but not to exceed three years following the date of termination or (ii) a period of 12 months following the date of termination; and

•	a cash bonus in an amount determined as if we and Mr. Welch had met the performance goals for Mr. Welch to receive the target cash bonus under the MIC Program for each of the uncompleted years remaining in the Welch Employment Period, but not to exceed three years.

Payment of any amounts described in the preceding paragraph will be conditioned on Mr. Welch’s execution and delivery to us of an irrevocable release and waiver within 60 days after the separation from service. Payment of any such amounts will be further conditioned on his compliance with all of the covenants set forth in the employment agreement and with the confidentiality, non-competition, non-solicitation, non-disparagement and other covenants included in Article VI of the Management Severance Plan for Executives.

If Mr. Welch’s employment is terminated by us other than for cause or he resigns for good reason within one year after a change in control of us has occurred, he will be entitled to severance compensation in accordance with the Management Severance Plan for Executives, except that the 200 percent payment described below shall be 300 percent for Mr. Welch. Under the Management Severance Plan for Executives, a participant who is terminated by us other than for cause or who resigns for good reason within one year after a change in control of us has occurred is entitled to severance compensation equal to:

•	200% of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200% of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of us; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by us immediately prior to the participant’s termination.

The Management Severance Plan for Executives provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Management Severance Plan. In October 2010, we established the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). All of our executive officers, other than Mr. Harl, are participants in the Management Severance Plan. The initial term of the

Management Severance Plan ended on December 31, 2010. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.

The Management Severance Plan provides that a participant whose employment is terminated other than for cause by us or who voluntarily terminates his employment for “good reason” within one year after a change in control of us has occurred, shall be entitled to severance compensation equal to:

•	200 percent of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of us; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by us immediately prior to the participant’s termination.

“Good reason” means, generally, a reduction in the participant’s annual base compensation, a relocation of the participant’s place of employment by 50 or more miles, a significant reduction in the nature or scope of a participant’s authorities or duties or a successor company’s failure to honor the Plan.

The Management Severance Plan provides that a participant whose employment is terminated other than for cause by us prior to a change in control shall be entitled to severance compensation equal to 100% of the participant’s base salary in effect on the date of the termination of employment.

The Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

During the term of the Management Severance Plan and for a period of one year following the termination of employment of a participant, regardless of the reason for the termination, such participant is prohibited from, among other things, competing with the businesses of the Company or its affiliates, causing or attempting to cause any employee, director or consultant of the Company or its affiliates to terminate his relationship with the Company or such affiliate, or soliciting business from established customers of the Company or such affiliate. The Management Severance Plan also requires, among other things, a participant to keep our trade secrets and proprietary information confidential, restricts the participant from disparaging or criticizing us and restricts us from disparaging or criticizing the participant.

1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.

2010 Stock Plan. Under our 2010 Stock Plan, all outstanding awards become fully exercisable and free of all restrictions, and, in the case of performance-based awards, the target payout opportunity shall be deemed to be fully earned, in the event of a change of control of us, as defined in such plan, unless otherwise provided in the award agreement or specifically prohibited by law or by the rules and regulations of any national securities exchange. However, no accelerated vesting, lapsing of restrictions or payment of awards will occur if the Compensation Committee reasonably determines in good faith before the occurrence of a change of control that the award will be honored or assumed, or new rights substituted for the award by any successor, and the alternative award:

•	will be based on stock that will be publicly traded in any established U.S. trading market;

•	provides the participant with rights and terms that are substantially equivalent or superior to the rights and terms of the existing award;

•	will have at least substantially equivalent economic value to the existing award; and

•	provides for accelerated vesting if the participant is terminated without cause or constructively terminated within one year after the change of control.

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee was composed of Robert L. Sluder, William B. Berry, Michael C. Lebens and S. Miller Williams (appointed May 22, 2013), all of whom are independent directors. During 2013, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. The Compensation Committee uses Mercer to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairman fees, stock-based compensation and total compensation. In addition, Mercer also provides from time to time market information on the number of independent directors, number and types of committees, number of board and committee meetings, and types of equity vehicles used based on competitive peer group practices. Mercer compares each element of compensation against a peer group of publicly-traded companies using data collected from proxy statement filings and several industry compensation surveys. For purposes of evaluating director compensation for 2013, the Mercer market data was presented in November 2012. The Board made no changes to director compensation for 2013 other than to increase the annual retainer fee for the Nominating/Corporate Governance Committee chairman from $5,000 to $10,000.

Cash Compensation

Non-employee directors are compensated as follows:

•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $150,000;

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended in person;

•	each non-employee director receives a fee of $750 for each Board meeting attended via telephone conference connection;

•	each non-employee director receives a fee of $1,500 for each committee meeting attended on which he serves, with the exception of the Executive Committee and Finance Committee for which no fees are paid;

•	each non-employee director receives a fee of $750 for each committee meeting attended on which he serves via telephone conference connection, with the exception of the Executive Committee and Finance Committee for which no fees are paid;

•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000; and

•	the chair of each of the Compensation Committee and Nominating/Corporate Governance Committee of the Board receives an annual retainer fee of $10,000.

Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.

Amended and Restated 2006 Director Restricted Stock Plan

We currently have a director stock plan that generally provides for the award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 550,000 shares of our common stock are available for issuance under this plan. Under this plan:

•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made to each non-employee director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency.

In the case of an initial award, the number of shares represented by the award will equal $75,000, divided by the fair market value of a share of our common stock on the date of the award and prorated based upon the number of days of service between the non-employee director’s effective date of appointment to the Board and the first annual award.

In the case of an annual award, the number of shares represented by the award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award.

The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change in control of us (as defined in this plan).

Director Compensation Table for 2013

The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2013.

Name (1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William B. Berry	94,500		74,999		—	—	—	—	169,499
Edward J. DiPaolo	111,250		74,999		—	—	—	—	186,249
Charles W. Jenkins, III	96,750		74,999		—	—	—	—	171,749
Michael C. Lebens	101,200	(5)	74,999	(5)	—	—	—	—	176,199	(5)
Daniel E. Lonergan	95,850	(5)	74,999	(5)	—	—	—	—	170,849	(5)
John T. McNabb, II	159,750		149,998		—	—	—	—	309,748
Robert L. Sluder	108,250		74,999		—	—	—	—	183,249
S. Miller Williams	123,500		74,999		—	—	—	—	198,499

(1)	Robert R. Harl is not included in this table as he was an officer and employee during 2013 and thus received no compensation for service as a director. The compensation received by Mr. Harl as an officer and employee is shown in the Summary Compensation Table above.
(2)	Amounts represent annual retainer fees for non-employee directors and the chairman of each committee as well as payments for meeting fees for Board and Committee meetings.
(3)	These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount equals the number of restricted shares granted on each date multiplied by the stock price on the corresponding date of grant. Vesting is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures. As of December 31, 2013, each director had the following aggregate number of shares of restricted stock outstanding: William B. Berry: 10,901; Edward J. DiPaolo: 10,901; Charles W. Jenkins, III: 10,901; Michael C. Lebens: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: 21,802; Robert L. Sluder: 10,901; and S. Miller Williams: 10,901. On May 22, 2013, each of Messrs. Berry, DiPaolo, Jenkins, Sluder and Williams were granted an annual award of 10,901 shares of restricted stock with a grant date fair value, computed in accordance with ASC Topic 718, of $74,999, and Mr. McNabb was granted an annual award of 21,802 shares with a grant date fair value of $149,998. As further discussed in footnote 5 below, Mr. Lonergan, as an employee, and Mr. Lebens, as a retired employee and current member of the Board of Stakeholders, of an affiliate of InfrastruX Holdings, LLC, each assigned their award of 10,901 restricted shares under the 2006 Director Restricted Stock Plan to InfrastruX Holdings, LLC.
(4)	As of December 31, 2013, each director had the following aggregate number of options outstanding, all of which were granted pursuant to our 1996 Director Stock Plan and which vested in full prior to January 1, 2007: William B. Berry: -0-; Edward J. DiPaolo: -0-; Charles W. Jenkins, III: -0-; Michael C. Lebens: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: -0-; Robert L. Sluder: -0-; and S. Miller Williams: 5,000.
(5)	Messrs. Lebens and Lonergan serve on the Board of Directors as designees of InfrastruX, pursuant to a Stockholder Agreement. Messrs. Lebens and Lonergan are required to assign, and have assigned, to InfrastruX any and all cash retainers and stock awards payable to them as a result of their service on the Board of Directors. Accordingly, all compensation shown in this table, which is payable to Messrs. Lebens and Lonergan, including 10,901 shares of restricted stock awarded in 2013 to each of Messrs. Lebens and Lonergan, has been assigned to InfrastruX.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)
Equity compensation plans approved by security holders	859,769	(1)	$15.28	(1)	1,350,120
Equity compensation plans not approved by security holders	—				—

Total	859,769		$15.28		1,350,120	(2)

(1)	Includes 632,019 shares subject to restricted stock rights/units and 227,750 shares subject to outstanding stock options. This amount includes the portion of Mr. Harl’s 2011, 2012 and 2013 long-term cash incentive awards payable in stock and the earned portion of the other executive officers’ performance-based RSUs, all of which are conditioned upon continued service, as well as any service-based restricted stock rights/units. The weighted average exercise price does not take these rights/units into account. Does not include 816,237 shares subject to outstanding time-based restricted stock awards.
(2)	Represents the total number of shares available for issuance under (a) our 2010 Stock Plan pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards and (b) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 1,217,400 shares available for issuance under our 2010 Stock Plan, all may be awarded as restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards. All 132,720 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.

REPORT OF THE AUDIT COMMITTEE

Securities and Exchange Commission rules require that Willbros’ proxy statement contain a report of its audit committee. The role of the Willbros Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2013 with management and PricewaterhouseCoopers. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with PricewaterhouseCoopers the issue of its independence from us and has concluded that PricewaterhouseCoopers is independent.

The Audit Committee has also discussed with our internal auditors and PricewaterhouseCoopers, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

  S. Miller Williams (Chairman)

  Edward J. DiPaolo

  Charles W. Jenkins, III

  Daniel E. Lonergan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholder Agreement

In March 2010, in connection with the acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement with InfrastruX Holdings, LLC (the “Investor”), which was amended in April 2011 (as amended, the “Stockholder Agreement”). The Stockholder Agreement (i) establishes certain restrictions on transfer and resale with respect to any shares of our common stock to be beneficially owned by the Investor and any affiliate transferees of the Investor (collectively, the “Investor Group”) that agree to be bound by the provisions and entitled to the rights of the Stockholder Agreement and (ii) provides for certain corporate governance and registration rights.

Board of Directors. The Stockholder Agreement required that, on the closing date of the acquisition (the “Closing Date”), we would increase the size of our Board of Directors from eight to ten members, and that the Board of Directors would appoint Alan B. Levande and Daniel E. Lonergan to fill the newly created vacancies (each, an “Investor Designee” and, together with any other directors who may be designated by the Investor, the “Investor Designees”). Upon the expiration of Mr. Levande’s term at the 2011 Annual Meeting, the Board appointed Michael C. Lebens who, along with Mr. Lonergan, serve as the Investor Designees. The Investor will be entitled to designate two Investor Designees as long as the Investor Group beneficially owns all of the shares of our common stock received in connection with the acquisition (the “Initial Shares”). After such time when the Investor Group no longer beneficially owns all of the Initial Shares, the Investor will have the right to (i) two Investor Designees, as long as the Investor Group beneficially owns at least 15 percent of all shares of our common stock then outstanding, excluding any issuance of shares to any former, current and future officers, directors and employees of the Company or its affiliates (“Excluded Shares”), and (ii) one Investor Designee, as long as the Investor Group beneficially owns at least 10 percent but less than 15 percent of all shares of our common stock then outstanding, excluding the Excluded Shares.

Any Investor Designees who are designated by the Investor must qualify as independent directors under applicable New York Stock Exchange listing standards and federal securities laws and regulations, and any categorical standards for independence used by the Board of Directors for determining independence, and be reasonably acceptable to the Nominating/Corporate Governance Committee of the Board. For as long as the Investor is entitled to designate at least one person to the Board of Directors, the Stockholder Agreement provides that the Company will not increase or decrease the size of the Board without the approval of each of the Investor Designees.

Voting Provisions. The Stockholder Agreement provides that, as long as the Investor Group is entitled to designate one Investor Designee, the Investor Group will vote all of its shares of Company common stock in support of the Board of Directors’ slate of directors, and be present, in person or by proxy, at all meetings of stockholders of the Company so that all of the shares beneficially owned by the Investor Group may be counted for purposes of determining the presence of a quorum. The Investor also agreed that no member of the Investor Group will grant any proxies with respect to the shares of our common stock owned by it, other than to us, our designee or another member of the Investor Group, or deposit any shares of our common stock into a voting trust or subject any of such shares to any similar arrangement, other than with respect to another member of the Investor Group.

Standstill Provisions. Pursuant to the Stockholder Agreement, until the date that is six months after the date on which the Investor is no longer entitled to designate at least one Investor Designee, the Investor has agreed that neither it nor any member of the Investor Group will directly or indirectly acquire or agree to acquire any shares of our common stock that would result in an increase in the percentage interest held by the Investor Group above the percentage held by the Investor Group on the Closing Date. In addition, the Investor agreed that neither it nor any member of the Investor Group will take certain actions, including the solicitation of proxies to vote in any election contest with respect to the Company or initiate or induce any other person to initiate any stockholder proposal.

Transfer Restrictions. Under the Stockholder Agreement, transfer restrictions apply to the Investor Group until it no longer beneficially owns 5 percent or more of the then-outstanding shares of our common stock. Currently, the Investor Group may freely sell any of their shares, provided that, except as otherwise provided in the Stockholder Agreement, the Investor Group may not sell, in one transaction or a series of related private transactions, more than 4.99 percent of the then-outstanding shares of our common stock to any one person or group, or any shares to any person or group known to own 5 percent or more of the then-outstanding shares of our common stock (except in multiple open market transactions).

Registration Rights. We have agreed to file a registration statement with the SEC which will be available for the resale of all shares of common stock acquired by the Investor in the acquisition (the “Investor Shares”). The Investor Group may elect to sell shares under such registration statement in an underwritten public offering. In addition, the Stockholder Agreement provides the Investor Group with certain “piggyback” registration rights, pursuant to which the Investor Group may elect to participate in an underwritten public offering of our common stock initiated by us or another Willbros stockholder.

Transactions with Related Persons

Daniel E. Lonergan, a current director of the Company, is an officer, but not an employee, of TPF II East Texas Gathering, LLC (“TPF II ETG”) and Tenaska Capital Management, LLC (“TCM”). TPF II, L.P., a private equity fund, is the parent entity of TPF II ETG. We refer to TPF II, L.P., TPF II ETG and any other entity in the consolidated group with them as the “TPF II Consolidated Group.” TCM is not a part of the TPF II Consolidated Group. We performed primarily engineering services for the TPF II Consolidated Group and TCM for which we received approximately $166,641 and $48,067, respectively, in payments during fiscal 2013. The Audit Committee, with Mr. Lonergan abstaining, has ratified the transactions with the TPF II Consolidated Group and TCM in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions discussed below.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2013.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2013, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with, except that each of Peter Arbour, Jerrit Coward and Edward Wiegele filed one late report each covering one transaction.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 20, 2014:

Stockholders may view this proxy statement, our form of proxy and our 2013 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

April 15, 2014

Houston, Texas

EXHIBIT A

CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS

WHEN DETERMINING DIRECTOR INDEPENDENCE

A Director will not be independent if:

(i) The Director is, or has been within the last three years, an employee of the Company;

(ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

(iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

(iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm who personally works on the Company’s audit; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenue; or

(vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenue.

For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.

Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

EXHIBIT B

AMENDMENT NUMBER 2 TO THE

WILLBROS GROUP, INC.

2010 STOCK AND INCENTIVE COMPENSATION PLAN

1. Introduction. On April 16, 2010, the Board of Directors of Willbros Group, Inc. (the “Company”) adopted, and on May 26, 2010, the stockholders of the Company approved, the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan, as subsequently amended by Amendment Number 1 (as amended, the “2010 Plan”). The 2010 Plan permits the granting of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards, to employees (including officers and directors who are employees) of the Company or its subsidiaries.

Under the terms of the 2010 Plan, a total of 3,450,000 shares of common stock of the Company are available for issuance pursuant to awards granted under the 2010 Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).

2. Purpose. The primary purpose of this Amendment is to increase the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the 2010 Plan from 3,450,000 shares to 6,050,000 shares, which will enable the Company to continue to grant awards under the 2010 Plan to attract and retain employees of the Company and its subsidiaries. In addition, this Amendment further clarifies (i) the prohibition on repricing Options and SARs and (ii) the prohibition on paying dividends and dividend equivalents in respect of any performance-based equity award unless the corresponding performance criteria are satisfied and (iii) the Performance Measures set forth in Article 11.

3. Amendments. The 2010 Plan shall be amended as follows:

(a) In the first sentence of the first paragraph of Section 4.1 of the 2010 Plan, the number “Three Million Four Hundred Fifty Thousand (3,450,000)” is deleted and the number “Six Million Fifty Thousand (6,050,000)” is substituted therefor.

(b) Section 15.1(a) of the 2010 Plan is hereby amended and restated in its entirety to read as follows:

“(a) Without the prior approval of the Company’s stockholders and except as provided in Section 4.2, Options and SARs issued under this Plan will not be repriced, replaced or regranted (i) through cancellation, whether in exchange for cash or another type of Award, (ii) by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR or (iii) by replacing a previously granted Option or SAR with a new Option with a lower Option Price or a new SAR with a lower Grant Price.”

(c) A new Section 6.12 is hereby added to the 2010 Plan to read in its entirety as follows:

“Section 6.12. Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any Option under the Plan.”

(d) A new Section 7.10 is hereby added to the 2010 Plan to read in its entirety as follows:

“Section 7.10. Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any SAR under the Plan.”

(e) A new proviso is added to the end of the first sentence of Section 8.7 of the 2010 Plan to read in its entirety as follows:

“; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on Restricted Stock or Restricted Stock Units that are subject to performance criteria to the extent the underlying Restricted Stock/Restricted Stock Units have been earned by achievement of the corresponding performance criteria.”

B-1

(f) A new Section 10.8 is hereby added to the 2010 Plan to read in its entirety as follows:

“Section 10.8. Dividends and Other Distributions. During the Period of Restriction, Participants holding Stock-Based Awards may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on Stock-Based Awards that are subject to performance criteria to the extent the Shares underlying the Stock-Based Award have been earned by achievement of the corresponding performance criteria. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock or Restricted Stock Units.”

(g) Clause (n) of Article 11 of the 2010 Plan is hereby amended and restated in its entirety to read as follows:

“(n) Employee satisfaction (including, but not limited to, voluntary turnover);”.

3. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the 2010 Plan.

4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the 2010 Plan.

5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

Executed as of the 4th day of April, 2014.

ATTEST:	WILLBROS GROUP, INC.

/s/ Lori Pinder	By:	/s/ Robert R. Harl
Lori Pinder		Robert R. Harl
Secretary		President and Chief Executive Officer

B-2

EXHIBIT C

AMENDMENT NUMBER 7 TO THE

WILLBROS GROUP, INC.

AMENDED AND RESTATED

2006 DIRECTOR RESTRICTED STOCK PLAN

1. Introduction. Under the terms of the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan, as subsequently amended by Amendments Number 1 through 6 (as amended, the “Plan”), a total of 550,000 shares of common stock of Willbros Group, Inc. (the “Company”) are available for issuance pursuant to restricted stock or restricted stock rights awards granted under the Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).

2. Purpose. The sole purpose of this Amendment is to increase the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Plan from 550,000 shares to 750,000 shares, which will not only enable the Company to continue to attract and retain highly qualified persons to serve as non-employee directors of the Company, but also to promote ownership by such directors of a greater proprietary interest in the Company and thereby align such directors’ interests more closely with the interests of the Company’s stockholders.

3. Amendment. The Plan shall be amended as follows:

In the first sentence of Section 3 of the Plan, the number “550,000” is deleted and the number “750,000” is substituted therefor.

4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

Executed as of the 20th day of March, 2014.

ATTEST:	WILLBROS GROUP, INC.

/s/ Lori Pinder	By:	/s/ Robert R. Harl
Lori Pinder		Robert R. Harl
Secretary		President and Chief Executive Officer

C-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

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Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain	+
01- Edward J. DiPaolo	☐	☐	☐	02 - Daniel E. Lonergan	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approve amendment 2 to the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan;	☐	☐	☐	3. Approve amendment 7 to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan;	☐	☐	☐

4. Advisory vote to approve named executive officer compensation;	☐	☐	☐	5. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2014; and	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.				THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 and 5.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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¢	1 U P X	+

                                 01TQJE

Important Notice Regarding the Availability of Proxy Materials for the

2014 Annual Meeting of Stockholders to be Held on May 20, 2014:

Stockholders may view this proxy statement, our form of proxy and our 2013 Annual Report to

Stockholders over the Internet by accessing our website at http://www.willbros.com.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Willbros Group, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders to be held May 20, 2014

The undersigned hereby appoints Van A. Welch and Michael W. Collier, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on May 20, 2014, at 8:30 a.m., local time, at the Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027, and at any and all adjournments thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)